EXHIBIT 99.4

AGREEMENT AND PLAN OF MERGER

DATED AUGUST 30, 2002

AMONG

SYNQUEST, INC.,

TICKET ACQUISITION CORP.

AND

TILION, INC.

TABLE OF CONTENTS

ARTICLE I — THE MERGER			2
1.1.		Merger	2
1.2.		Closing	2
1.3.		Effective Time	2
1.4.		Effect of the Merger	2
1.5.		Articles of Incorporation; Bylaws	3
1.6.		Directors	3
1.7.		Officers	3
ARTICLE II — CONVERSION OF CAPITAL STOCK			3
2.1.		Conversion of Capital Stock	3
2.2.		Tilion Options and Warrants	4
2.3.		Exchange of Certificates	4
2.4.		Appraisal Rights	7
2.5.		Preferred Stock Consideration Adjustment	8
ARTICLE III — REPRESENTATIONS AND WARRANTIES OF TILION			10
3.1.		Corporate Organization	10
3.2.		Capitalization	11
3.3.		Authority; No Violation	12
3.4.		Financial Statements	13
3.5.		Information Supplied	14
3.6.		Broker’s and Other Fees	14
3.7.		Legal Proceedings	14
3.8.		Taxes and Tax Returns	15
3.9.		Benefit Plans	16
3.10	.	Compliance with Applicable Laws	20
3.11	.	Certain Contracts	20
3.12	.	Properties and Insurance	21
3.13	.	Environmental Matters	21
3.14	.	Intellectual Property Rights	22
3.15	.	Absence of Certain Agreements and Practices	23
3.16	.	Solvency	24
3.17	.	Combinations Involving Tilion	24
3.18	.	Labor Relations	24
3.19	.	No Prior Convictions	24
3.20	.	Board of Directors Action	24

3.21	.	Voting Requirements	25
3.22	.	Stockholder Rights Agreement	25
3.23	.	Disclosure	25
3.24	.	Tilion Preferred Stockholders	25
3.25	.	Voting Agreement	25
ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF SYNQUEST			25
4.1.		Corporate Organization	26
4.2.		Capitalization	26
4.3.		Authority; No Violation	27
4.4.		SEC Reports; Financial Statements	28
4.5.		Information Supplied	29
4.6.		Broker’s and Other Fees	29
4.7.		Absence of Certain Changes or Events	29
4.8.		Legal Proceedings	31
4.9.		Taxes and Tax Returns	31
4.10	.	Benefit Plans	32
4.11	.	Compliance with Applicable Laws	35
4.12	.	Certain Contracts	36
4.13	.	Properties and Insurance	37
4.14	.	Environmental Matters	38
4.15	.	Intellectual Property Rights	39
4.16	.	Proprietary Information	41
4.17	.	Absence of Certain Agreements and Practices	41
4.18	.	Major Vendors and Customers	42
4.19	.	Accounts Receivable	42
4.20	.	Solvency	42
4.21	.	Combinations Involving Synquest	42
4.22	.	Labor Relations	43
4.23	.	No Prior Convictions	43
4.24	.	Board of Directors Action	43
4.25	.	Voting Requirements	43
4.26	.	Voting Agreement	43
4.27	.	Viewlocity Merger Agreement	43
4.28	.	Stockholder Rights Agreement	43
4.29	.	Shareholders Agreement	44
4.30	.	Additional Investment	44
4.31	.	Line of Credit	44

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4.32	.	Nasdaq Stock Market Listing	44
4.33	.	Disclosure	44
ARTICLE V — COVENANTS OF THE PARTIES			44
5.1.		Access and Investigation	44
5.2.		Conduct of Business by Tilion and Synquest	45
5.3.		Negative Covenants	47
5.4.		Required Approvals	47
5.5.		Advice of Changes	47
5.6.		Synquest Special Meeting; Proxy Statement	47
5.7.		No Negotiation	48
5.8.		Financial Information	48
5.9.		Commercially Reasonable Efforts	48
5.10	.	Board of Directors	49
5.11	.	Management of the Surviving Corporation	49
5.12	.	Nasdaq SmallCap Market Listing	49
5.13	.	Reservation of Common Stock	50
5.14	.	Stock Options and Employee Benefits	50
5.15	.	Steering Committee	50
5.16	.	Public Announcements	50
5.17	.	Stockholder Litigation	50
5.18	.	Directors’ and Officers’ Insurance	50
5.19	.	Lock-Up Agreement	51
5.20	.	Amendment to Certificate of Incorporation	51
5.21	.	Amendments to Warburg Line of Credit	51
ARTICLE VI — CONDITIONS PRECEDENT TO EACH PARTY’S OBLIGATION TO CLOSE			52
6.1.		Governmental Approvals	52
6.2.		Required Third-Party Consents	52
6.3.		No Litigation	52
ARTICLE VII — CONDITIONS PRECEDENT TO SYNQUEST OBLIGATION TO CLOSE			52
7.1.		Accuracy of Representations	52
7.2.		Tilion Performance	52
7.3.		Synquest Shareholder Approval	52
7.4.		Tilion Stockholder Approval	53

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7.5.		Additional Documents	53
7.6.		Cash of Tilion at Closing	53
ARTICLE VIII — CONDITIONS PRECEDENT TO TILION OBLIGATION TO CLOSE			53
8.1.		Accuracy of Representations	53
8.2.		Synquest’s Performance	53
8.3.		Tilion Stockholder Approval	54
8.4.		Consents	54
8.5.		Additional Documents	54
8.6.		Series A Stock Purchase Agreement	54
8.7.		Viewlocity Merger	54
8.8.		Registration Rights Agreement	54
8.9.		Opinion	54
8.10	.	Liabilities	54
8.11	.	Revenue	55
ARTICLE IX — TERMINATION			55
9.1.		Termination Events	55
9.2.		Effect of Termination	56
9.3.		Extension; Waiver	56
9.4.		Procedure for Termination, Amendment, Extension or Waiver	56
ARTICLE X — GENERAL PROVISIONS			57
10.1.		Non-Survival of Representations and Warranties	57
10.2.		Expenses	57
10.3.		Confidentiality	57
10.4.		Notices	57
10.5.		Amendment	58
10.6.		Waiver	58
10.7.		Entire Agreement and Modification	59
10.8.		Assignments, Successors and No Third-Party Rights	59
10.9.		Severability	59
10.10	.	Section Headings; Construction	59
10.11	.	Time of Essence	59
10.12	.	Governing Law	59
10.13	.	Enforcement	59
10.14	.	Counterparts	60

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EXHIBITS

Exhibit A – Terms of Synquest Series A Preferred Stock

Exhibit B – Investor Questionnaire
Exhibit C – Form of Tilion Stockholder Voting Agreement
Exhibit D – Form of Synquest Stockholder Voting Agreement
Exhibit E – Form of Shareholders Agreement
Exhibit F – Form of Stock Purchase Agreement
Exhibit G – Form of Lock-Up Agreement
Exhibit H – Form of Registration Rights Agreement
Exhibit I – Form of Opinion

SCHEDULES

Tilion Disclosure Schedule 3.1(d)

Tilion Disclosure Schedule 3.2(a)
Tilion Disclosure Schedule 3.2(b)
Tilion Disclosure Schedule 3.2(b)
Tilion Disclosure Schedule 3.3(b)
Tilion Disclosure Schedule 3.4(a)
Tilion Disclosure Schedule 3.4(b)
Tilion Disclosure Schedule 3.4(b)
Tilion Disclosure Schedule 3.4(b)
Tilion Disclosure Schedule 3.8
Tilion Disclosure Schedule 3.9(d)
Tilion Disclosure Schedule 3.9(i)
Tilion Disclosure Schedule 3.9(k)
Tilion Disclosure Schedule 3.9(l)
Tilion Disclosure Schedule 3.11
Tilion Disclosure Schedule 3.11(c)
Tilion Disclosure Schedule 3.11(d)
Tilion Disclosure Schedule 3.11(e)
Tilion Disclosure Schedule 3.14(c)
Tilion Disclosure Schedule 3.15
Tilion Disclosure Schedule 3.16
Tilion Disclosure Schedule 3.25

Synquest Disclosure Schedule 4.1(b)

Synquest Disclosure Schedule 4.1(d)
Synquest Disclosure Schedule 4.2
Synquest Disclosure Schedule 4.3
Synquest Disclosure Schedule 4.3(b)
Synquest Disclosure Schedule 4.4(b)
Synquest Disclosure Schedule 4.6
Synquest Disclosure Schedule 4.7
Synquest Disclosure Schedule 4.8
Synquest Disclosure Schedule 4.9

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Synquest Disclosure Schedule 4.10(b)
Synquest Disclosure Schedule 4.10(d)
Synquest Disclosure Schedule 4.10(i)
Synquest Disclosure Schedule 4.10(k)
Synquest Disclosure Schedule 4.10(l)
Synquest Disclosure Schedule 4.11
Synquest Disclosure Schedule 4.12
Synquest Disclosure Schedule 4.12(c)
Synquest Disclosure Schedule 4.12(d)
Synquest Disclosure Schedule 4.12(e)
Synquest Disclosure Schedule 4.13(a)
Synquest Disclosure Schedule 4.13(b)
Synquest Disclosure Schedule 4.15(b)
Synquest Disclosure Schedule 4.15(d)
Synquest Disclosure Schedule 4.15(e)
Synquest Disclosure Schedule 4.15(g)
Synquest Disclosure Schedule 4.15(h)
Synquest Disclosure Schedule 4.15(i)
Synquest Disclosure Schedule 4.16(b)
Synquest Disclosure Schedule 4.17
Synquest Disclosure Schedule 4.18
Synquest Disclosure Schedule 4.19
Synquest Disclosure Schedule 4.22
Synquest Disclosure Schedule 4.26

Schedule 5.2

Schedule 5.10
Schedule 5.11
Schedule 8.11

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AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of August 30, 2002, by and among SynQuest, Inc., a Georgia corporation (“Synquest”), Ticket Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Synquest (“Merger Sub”), and Tilion, Inc., a Delaware corporation (“Tilion”).

RECITALS:

          WHEREAS, the respective Boards of Directors of Synquest, Merger Sub and Tilion have determined that a business combination between Synquest and Tilion on the terms described in this Agreement is in the best interests of their respective companies and presents an opportunity to achieve long-term strategic and financial benefits; and

          WHEREAS, the combination will be accomplished by a merger of Merger Sub with and into Tilion, with Tilion being the surviving company (the “Merger Sub Merger”) and the subsequent merger of Tilion with and into Synquest, with Synquest being the surviving company (the “Parent Merger” and, together with the Merger Sub Merger, the “Merger”), upon the terms and subject to the conditions set forth in this Agreement; and

          WHEREAS, the parties to this Agreement intend that the Merger will occur simultaneously with, and will be conditioned upon the closing of, the proposed merger of Synquest and Viewlocity, Inc., a Delaware corporation (“Viewlocity”), to be accomplished on the terms and conditions set forth in that certain Agreement and Plan of Merger, dated August 30, 2002 (the “Viewlocity Merger Agreement”), by and between Synquest and Viewlocity (the “Viewlocity Merger”);

          WHEREAS, the parties to this Agreement intend that, immediately following, and conditioned upon, the closing of the Merger and the Viewlocity Merger, certain of the existing shareholders of Synquest and Viewlocity and certain other investors will make an additional investment in Synquest, on the terms and conditions set forth in that certain Stock Purchase Agreement, dated August 30, 2002 (the “Stock Purchase Agreement”), by and among Synquest and the individuals and entities party thereto (the “Investors”);

          WHEREAS, the respective Boards of Directors of Synquest, Merger Sub and Tilion have duly approved and adopted this Agreement and resolved to recommend this Agreement to the Synquest shareholders, the Merger Sub stockholder and the Tilion stockholders, respectively, for their approval and adoption; and

          WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger contemplated by this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

          1.1.     Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into Tilion in accordance with the provisions of this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon the consummation of the Merger Sub Merger, Tilion shall be the surviving corporation and shall continue its corporate existence under the laws of the State of Delaware, and the separate existence of Merger Sub shall cease. Immediately following the Merger Sub Merger, Tilion shall be merged with and into Synquest in accordance with the provisions of this Agreement, the Georgia Business Corporation Code (the “GBCC”), and the DGCL and, immediately following the Effective Time (as defined below), Synquest shall be the surviving corporation and shall continue its corporate existence under the laws of the State of Georgia (the “Surviving Corporation”).

          1.2.     Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia, 30303, simultaneously with the closing of the Viewlocity Merger or at such other place and time as Synquest and Tilion may agree (the “Closing Date”).

          1.3.     Effective Time. Contemporaneous with the Closing, Merger Sub and Tilion shall cause a certificate of merger to be filed with the Secretary of State of the State of Delaware (the “Merger Sub Delaware Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. Immediately following the filing of the Merger Sub Delaware Certificate of Merger and also contemporaneous with the Closing, Synquest and Tilion shall cause a certificate of merger to be filed with the Secretary of State of the State of Delaware (the “Tilion Delaware Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL and shall cause a certificate of merger to be filed with the Secretary of State of the State of Georgia (the “Georgia Certificate of Merger,” and together with the Merger Sub Delaware Certificate of Merger and the Tilion Delaware Certificate of Merger, the “Certificates of Merger”) executed in accordance with the relevant provisions of the GBCC and shall make all other filings or recordings required under the GBCC. The Merger shall become effective at such time as the Certificates of Merger have been accepted by the respective Secretaries of State, or at such later time as Synquest and Tilion shall agree and specify in the Certificates of Merger (the “Effective Time”). The parties shall use reasonable efforts to cause the Certificates of Merger to be filed on the Closing Date.

          1.4.     Effect of the Merger. The Surviving Corporation shall possess all the rights, powers, franchises and authority, both public and private, and be subject to all the disabilities and duties, of Synquest, Merger Sub and Tilion; shall be vested with all assets and property, real, personal and mixed, and every interest therein, wherever located, belonging to Synquest, Merger Sub and Tilion; and shall be liable for all the obligations and liabilities of Synquest, Merger Sub and Tilion.

          1.5.     Articles of Incorporation; Bylaws. The Articles of Incorporation and Bylaws of Tilion in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of Tilion following the Merger Sub Merger, and thereafter may be amended in accordance with their terms and as provided in the DGCL. The Articles of Incorporation and Bylaws of Synquest in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided in the GBCC.

          1.6.    Directors. The directors of the Surviving Corporation immediately following the effective time shall be the directors set forth on Schedule 5.10 herein, which directors shall serve until the earlier of the election or appointment of their successors or until their resignation or removal.

          1.7.    Officers. The officers of the Surviving Corporation immediately following the effective time shall be the officers set forth on Schedule 5.11 herein, which officers shall serve until the earlier of the election or appointment of their successors or until their resignation or removal.

ARTICLE II

CONVERSION OF CAPITAL STOCK

          2.1.    Conversion of Capital Stock. At the Effective Time, in consideration and fulfillment of the obligations, covenants, terms and conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of any holder thereof, each share of Tilion Capital Stock (as defined below) that is issued and outstanding immediately prior to the Effective Time (other than shares held by stockholders who perfect their appraisal rights as provided in Section 2.4) shall be affected as follows:

                   (a)    Each share of Common Stock, par value $0.001 per share (the “Tilion Common Stock”), of Tilion issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $.001 per share.

                   (b)    Each share of Series A Convertible Preferred Stock, par value $0.01 per share, of Tilion and each share of Series B Convertible Preferred Stock, par value $0.01 per share, of Tilion (collectively, the “Tilion Preferred Stock” and, together with the Tilion Common Stock, the “Tilion Capital Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of shares of Synquest Series A Preferred Stock to be determined by dividing 5,200,000 shares of Synquest Series A Preferred Stock by the total number of shares of Tilion Preferred Stock outstanding immediately prior to the Effective Time, subject to adjustment following the Closing as provided in Section 2.5 below.

                   (c)    Each share of Tilion Capital Stock held in treasury by Tilion, if any, shall be automatically cancelled and extinguished immediately and shall cease to exist without any consideration payable with respect thereto.

The shares of Synquest Series A Preferred Stock to be issued upon conversion of the Tilion Preferred Stock in connection with the Merger in accordance with this Section 2.1 shall have the terms set forth in Exhibit A hereto (the “Synquest Series A Preferred Stock”).

          2.2.    Tilion Options and Warrants. All warrants and options to purchase Tilion Capital Stock outstanding as of the Effective Time shall be terminated and have no further force and effect. At the Effective Time, all Tilion employee stock option plans shall terminate and be of no further force and effect.

          2.3.    Exchange of Certificates.

                   (a)    Delivery of Synquest Stock Certificates and Cash. At the Closing, Synquest shall supply for exchange, in accordance with this Article II, certificates evidencing the Synquest Series A Preferred Stock issuable pursuant to Section 2.1 in exchange for the Tilion Preferred Stock and cash in an amount sufficient for payment of amounts provided for in (i) Section 2.1(a) and (ii) Section 2.3(f) in lieu of fractional shares of Synquest Series A Preferred Stock.

                   (b)    Surrender of Certificates. Upon surrender of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Tilion Capital Stock (the “Certificates”) for cancellation to Synquest and, with respect to holders of Preferred Stock, a completed Investor Questionnaire in the form of Exhibit B hereto, the holder of such Certificate shall be entitled to receive in exchange therefor (i) with respect to the Tilion Preferred Stock issued and outstanding immediately prior to the Effective Time, certificates evidencing that number of whole shares of Synquest Series A Preferred Stock which such holder has the right to receive in accordance with Section 2.1(b) (the “Synquest Certificates”) in respect of the shares of Tilion Preferred Stock formerly evidenced by such Certificate and cash in lieu of fractional shares of Synquest Series A Preferred Stock to which such holder is entitled pursuant to Section 2.3(f), subject to adjustment following the Closing as described in Section 2.5 below (the “Preferred Stock Consideration”) and (ii) with respect to the Tilion Common Stock issued and outstanding immediately prior to the Effective Time, the consideration which such holder has the right to receive in accordance with Section 2.1(a) in respect of the shares of Tilion Common Stock formerly evidenced by such Certificate (the “Common Stock Consideration” and together with the Preferred Stock Consideration, the “Merger Consideration”), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Tilion Capital Stock which is not registered in the transfer records of Tilion as of the Effective Time, the Merger Consideration may be issued or paid in accordance with this Article II to a transferee if the Certificate evidencing such shares is presented to Synquest, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.3 and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each Certificate that, prior to the Effective Time, represented shares of Tilion Capital Stock will be deemed from and after the Effective Time for all corporate purposes to represent only the right to receive upon such surrender the applicable Merger Consideration in accordance with this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to any provision of this Article II.

                   (c)    Issuance of Shares to Persons other than the Record Holder. If any certificate for shares of Synquest Series A Preferred Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Synquest or any person designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Synquest Series A Preferred Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Synquest or any agent designated by it that such tax has been paid or is not payable.

                   (d)    No Liability. Notwithstanding anything to the contrary in this Section 2.3, neither Synquest nor Tilion shall be liable to any Person for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. “Person” means any individual, trust, estate, partnership, association, company, corporation, sole proprietorship, professional corporation or professional association.

          (e)    Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Synquest shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, such shares of Synquest Series A Preferred Stock as may be required pursuant to Article II; provided, however, that Synquest may, in its sole discretion and as a condition precedent to the issuance thereof, require the Person claiming such Certificate to be lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Synquest with respect to the Certificates alleged to have been lost, stolen or destroyed.

                   (f)     Fractional Shares. Each record holder of shares of Tilion Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive, upon a delivery of Synquest Series A Preferred Stock, a fraction of a share of Synquest Series A Preferred Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Synquest Series A Preferred Stock multiplied by the Series A Preferred Stock Purchase Price as set forth in the Stock Purchase Agreement (the “Series A Preferred Stock Purchase Price”). No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares.

                   (g)    Adjustments to Conversion. In the event Synquest changes the number of shares of Synquest common stock, $.01 par value, issued and outstanding as a result of a stock split, stock dividend, reverse stock split or similar recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction (“Recapitalization Event”) and the record date therefor (in the case of a stock dividend or other such recapitalization for which a record date is established) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the number of shares of Synquest Series A Preferred Stock to be delivered in the Merger shall be adjusted appropriately to reflect the Recapitalization Event.

                   (h)    No Further Ownership Rights in Tilion Capital Stock; No Interest. The Merger Consideration delivered upon the exchange of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to shares of Tilion Capital Stock previously represented by such Certificates. Until surrendered and exchanged in accordance with this Section 2.3, each Certificate of Tilion Capital Stock shall, after the Effective Time, represent solely the right to receive the Merger Consideration in respect of the shares of Tilion Capital Stock evidenced by such Certificate and shall have no other rights.

                   (i)     Closing of Tilion Transfer Books. At the Effective Time, the stock transfer books of Tilion shall be closed, and no transfer of Tilion Capital Stock shall thereafter be made. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

                   (j)          Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Synquest Series A Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Synquest Series A Preferred Stock represented thereby, until the holder of record of such Certificate shall surrender such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the Certificate representing whole shares of Synquest Series A Preferred Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Synquest Series A Preferred Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Synquest Series A Preferred Stock.

                   (k)    Taking of Necessary Action; Further Action. Each of the parties hereto will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as practicable. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Tilion, the officers and directors of Tilion immediately prior to the Effective Time are fully authorized in the name of Tilion or otherwise to take, and will take, all such lawful and necessary reasonable action.

                   (l)     The Synquest Certificates representing the Synquest Series A Preferred Stock issuable upon conversion of Tilion Preferred Stock shall bear a legend in substantially the following form:

“The shares represented by this certificate are “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered, sold or otherwise transferred, pledged or hypothecated except in a transaction registered under the Securities Act or in a transaction exempt from such registration. Pursuant to Section 2.5 of the Agreement and Plan of Merger, dated August 30, 2002, by and among, SynQuest, Inc., a Georgia corporation, Ticket Acquisition Corp., a Delaware corporation, and Tilion, Inc., a Delaware corporation, this certificate may in certain specified events be cancelled, without the consent of the holder, and a new certificate issued representing a lesser or greater number of shares of Synquest Series A Preferred Stock calculated in accordance with such Section 2.5.”

The foregoing legend shall be removed from the Synquest Certificates representing any Synquest Series A Preferred Stock, (i) with respect to the first sentence of the legend, at the request of the holder thereof, at such time as such shares become eligible for resale pursuant to Rule 144(k) under the Securities Act, subject to the right (but not the obligation) of Synquest to condition such removal upon receipt of an opinion of Synquest’s legal counsel, at Synquest’s expense, to the effect that such Synquest Series A Preferred Shares are eligible for sale by the holder thereof in reliance on Rule 144(k) under the Securities Act, and (ii) with respect to the second sentence of the legend, upon the satisfaction of the requirements of Section 2.5 of this Agreement. Notwithstanding the forgoing, no registration or opinion of counsel shall be required for a transfer to a partner, member, subsidiary, shareholder, affiliate or spouse (other than a competitor to Synquest) of a holder of Synquest Series A Preferred Stock, or a trust for the benefit of such holder, including any partner of such holder and any venture capital fund now or hereafter existing which is controlled by or is under common control with one or more general partners of such holder; provided that the transferee in each case agrees in writing to be subject to the terms of this Section 2.3(l) to the same extent as if it were the original holder of Synquest Series A Preferred Shares.

          2.4.    Appraisal Rights.

                   (a)    Notwithstanding any provision of this Agreement to the contrary, any shares of Tilion Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (the “Dissenting Shares”) shall not be converted into or represent any right to receive the Merger Consideration as provided in Section 2.1, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

                   (b)    Notwithstanding the provisions of subsection (a), if any holder of shares of Tilion Capital Stock demands appraisal of such shares under the DGCL and shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only a right to receive the Merger Consideration as provided in Section 2.1, without interest thereon, upon surrender of the certificate representing such shares.

                   (c)    (Tilion shall give Synquest (i) prompt notice of any written demands for appraisal of any shares of Tilion Capital Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Tilion; and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Tilion shall not, except with the prior written consent of Synquest, voluntarily make any payment with respect to any demands for appraisal of Tilion Capital Stock or offer to settle or settle any such demands.

          2.5.    Preferred Stock Consideration Adjustment.

                   (a)    On the Closing Date, Tilion shall provide to Synquest a balance sheet, prepared in accordance with GAAP, showing Tilion’s assets and liabilities as of the Closing Date and also including a statement of any other liabilities known to Tilion whether or not required in accordance with GAAP to be set forth on the such balance sheet (the “Closing Date Balance Sheet”). Pursuant to Section 7.6 hereof, a condition precedent to Synquest’s obligation to consummate the Merger is that such Closing Date Balance Sheet reflect cash, net of (1) all liabilities or obligations required in accordance with GAAP to be recorded on such balance sheet and (2) any other known liabilities of Tilion, of at least $13,000,000.

                   (b)    Synquest shall have a period of 120 days following the Closing Date to review Tilion’s operations and to determine whether Tilion had any additional liabilities or obligations that Synquest determines in good faith had accrued prior to the Closing Date. Within 120 days after the Closing Date, Synquest shall cause to be prepared and delivered to Tilion a statement of any adjustments or changes which Synquest believes are required to be made to the Closing Date Balance Sheet, (the “Adjustment Statement”). If the Tilion Representative (as defined below) shall have any objections to the draft Adjustment Statement, he will deliver a written notice describing in detail his objections to Synquest within 30 days after receiving the draft Adjustment Statement. The Tilion Representative and Synquest will use their reasonable best efforts to promptly resolve any such objections. If a final resolution is not obtained within 14 days after Synquest has received notice from the Tilion Representative of such objections, Synquest and the Tilion Representative shall within 10 days agree on either an individual accountant or on an accounting firm that has not within the last two years performed services for either Tilion or Synquest (the “Auditor”), which will resolve any remaining such objections. If the Tilion Representative and Synquest fail to so agree upon an Auditor, then the Auditor shall be appointed by the American Arbitration Association, and such appointment shall be binding upon Synquest and the Tilion Representative. The Auditor shall, upon a review of the draft Adjustment Statement and consideration of the Tilion Representative’s objections thereto, resolve any such objections that have not been resolved by Synquest and the Tilion Representative, revise the Adjustment Statement (which, as so revised, shall constitute the final Adjustment Statement (the “Final Adjustment Statement”)), determine the Purchase Price Adjustment (as defined below), and communicate the foregoing to the Tilion Representative and Synquest in writing, not later than 30 days following the date of its receipt of such dispute. The Final Adjustment Statement shall be conclusive and binding upon the parties hereto. Synquest, on the one hand, and the holders of Preferred Stock (pro rata based on their ownership interest in Synquest), on the other hand, shall share equally in the payment of all fees of the Auditor incurred in the resolution of such objections.

                   (c)    If the Tilion Representative and Synquest resolve any objections without resort to the Auditor, Synquest will, within five days of such resolution, cause the draft Adjustment Statement to be revised if appropriate to reflect any changes agreed upon by the Tilion Representative and Synquest, and deliver it to the Tilion Representative. Such revised Adjustment Statement (or the draft Adjustment Statement prepared by Synquest, if the Tilion Representative does not object thereto in accordance with Section 2.5(a)) shall constitute the Final Adjustment Statement. The Final Adjustment Statement shall be conclusive and binding upon the parties hereto.

                   (d)    (i) If the cash shown on the Closing Date Balance Sheet, net of all liabilities (as modified by the Final Adjustment Statement) (“actual net cash”) is less than $13,000,000, the number of shares of Synquest Series A Preferred Stock to be included as part of the Preferred Stock Consideration shall be reduced by a number equal to (x) the difference between actual net cash and $13,000,000, divided by (y) $2.50 (the “Deficit Shares”). The Tilion Representative shall promptly notify the former holders of Tilion Preferred Stock of the adjustment and shall use his best efforts to cause each such stockholder to return to Synquest a certificate representing its pro rata share of such Deficit Shares, based on each such stockholder’s proportion of the Preferred Stock Consideration. In the event that any holder of Tilion Preferred Stock does not within twenty business days of such notice return such certificate, Synquest shall issue a new certificate representing the Preferred Stock Consideration, net of the Deficit Shares. The Tilion representative shall be notified of all such adjustments and shall be given a reasonable opportunity to review and comment regarding the allocation of Deficit Shares.

(ii) If the cash shown on the Closing Date Balance Sheet, net of all liabilities (as modified by the Final Adjustment Statement) (“actual net cash”) is greater than $13,000,000, the number of shares of Synquest Series A Preferred Stock to be included as part of the Preferred Stock Consideration shall be increased by a number equal to (x) the difference between actual net cash and $13,000,000, divided by (y) $2.50 (the “Bonus Shares”). Synquest shall promptly issue to each of the former stockholders of Tilion Preferred Stock additional shares of Synquest Series A Preferred Stock equal to such stockholder’s pro rata share of the Bonus Shares based on each such stockholder’s proportion of the Preferred Stock Consideration.

                   (e)    The holders of the outstanding shares of Preferred Stock of Tilion, by virtue of the approval of this Agreement and the Merger, will be deemed to have (i) consented to the cancellation and reissuance of Synquest Certificates in order to effect an adjustment for Deficit Shares or Bonus Shares, as the case may be, in accordance with the terms of this Section 2.5 and (ii) irrevocably constituted and appointed, effective as of the Effective Time, William Geary (together with his permitted successors, the “Tilion Representative”), as their true and lawful agent and attorney-in-fact, and the Tilion Representative, by his execution of this Agreement shall be deemed to have accepted such appointment, to enter into any agreement in connection with the transactions contemplated by this Section 2.5 to exercise all or any of the powers, authority and discretion conferred on him under this Section 2.5, to waive any terms and conditions of this Section 2.5, to give and receive notices on their behalf, and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the assertion, prosecution, defense, settlement or compromise of any claim, action or proceeding arising in connection with this Section 2.5 and the Tilion Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. The Tilion Representative shall not be liable for any action taken or not taken by him or her in his or her capacity as Tilion

Representative (i) with the consent of stockholders who, as of the date of this Agreement, own a majority in number of the outstanding shares of Preferred Stock, or (ii) in the absence of his own willful misconduct. If the Tilion Representative shall be unable or unwilling to serve in such capacity, his successor shall be named by those persons holding a majority of the shares of Preferred Stock outstanding immediately prior to the Effective Time who shall serve and exercise the powers of Tilion Representative hereunder. With respect to any actions taken by the Tilion Representative in his capacity as such, the Tilion Representative shall have no personal liability to Synquest or any of its affiliates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TILION

      Tilion hereby represents and warrants to Synquest (except as set forth on the disclosure schedule delivered by Tilion to Synquest prior to or at the execution of this Agreement (“Tilion Disclosure Schedules”) and making reference to the particular subsection of this Agreement requiring such disclosure or to which exception is being taken) that the following statements are true and correct as of the date of this Agreement.

          3.1.    Corporate Organization.

                   (a)    Tilion is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Tilion has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Tilion. “Material Adverse Effect” means, with respect to Tilion or Synquest, any circumstance, change in, or effect on the assets, liabilities, results of operation, business or affairs of such person or entity or of any corporation, partnership, joint venture or other legal entity in which the person or entity directly or indirectly, owns or controls the voting of at least a 50% share or other equity interest or for which such person or entity, directly or indirectly, acts as a general partner (“Subsidiary”) that would, individually or in the aggregate with any other circumstances, (i) materially impair its ability to conduct its business as presently being conducted or (ii) would prevent or materially delay such party from consummating the Merger and fulfilling its other obligations under this Agreement; it being specifically understood and agreed, however, that the following will not (individually or in the aggregate) be deemed a Material Adverse Effect (i) with respect to Synquest, (x) changes or effects caused by the announcement of the transactions contemplated hereby, (y) changes or effects resulting from actions or omissions of Synquest taken with the prior written consent of Tilion or consistent with the provisions of the Transaction Documents, and (z) changes or effects resulting from compliance with the provisions of the Transaction Documents; and (ii) with respect to Tilion, any actions related to the discontinuance of its business operations and the sale by Tilion of all or any part of its assets, business and operations prior to the Closing of the Merger including, without limitation: (a) the sale of accounts receivable, contract rights, documents, instruments, general intangibles, inventory, goods, equipment, fixtures, personal property, intellectual property (including any patents, patent applications, trademarks, licenses and other intellectual property rights), goodwill, investment property, stock or other evidences of ownership, chattel paper, books, records, insurance proceeds, dividends and all other property, assets and items of value (other than cash); (b) the termination of the employment of its current employees; (c) the termination of the Tilion Benefit Plans (as defined below); (d) the termination of any existing contracts, including any real property leases, capital equipment leases and vendor, agent and customer contracts, provided that none of the foregoing result in (i) any material increase in Liabilities (as defined below) after the Tilion Balance Sheet Date (ii) any additional material obligations of Tilion to indemnify third parties or (iii) any restrictions on Synquest’s ability to operate the combined businesses as currently operated or planned to be operated after the Closing Date (the “Tilion Business Discontinuance”).

                   (b)    Tilion Disclosure Schedule 3.1(b) sets forth the full name and jurisdiction of organization of each Subsidiary of Tilion (“Tilion Subsidiary”). Each Tilion Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its organization. Each Tilion Subsidiary has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Tilion. Other than as set forth on Tilion Disclosure Schedule 3.1(b), since inception of such Subsidiaries, none of the Tilion Subsidiaries has issued any securities to any person other than Tilion.

                   (c)    Tilion has delivered to Synquest true and correct copies of the certificate of incorporation and bylaws of Tilion and the organizational documents of each Tilion Subsidiary. Tilion’s and each Tilion Subsidiary’s bylaws or equivalent corporate governance documents, stock book and minute books are complete and correct in all material respects and contain all amendments thereto to date, a record of all corporate proceedings of Tilion and each such Tilion Subsidiary, and a record of all stock issuances and transfers of Tilion and each such Tilion Subsidiary.

                   (d)    Except as set forth in Tilion Disclosure Schedule 3.1(d), neither Tilion nor any Tilion Subsidiary owns or controls, directly or indirectly, any interest in, or has any right, obligation, commitment, understanding or arrangement with respect to any interest in, or the funding of, any corporation, company, association, partnership, joint venture, organization or other entity.

          3.2.    Capitalization.

                   (a)    As of the date of this Agreement, the authorized capital stock of Tilion consists of 39,500,000 shares of Tilion Common Stock and 25,500,000 shares of Tilion Preferred Stock, including 10,500,000 shares of Tilion Series A Preferred Stock, and 15,000,000 shares of Tilion Series B Preferred Stock. As of the date of this Agreement, there are: (i) 2,983,834 shares of Tilion Common Stock issued and outstanding; (ii) 10,500,000 shares of Tilion Series A Preferred Stock issued and outstanding; and (iii) 13,849,826 shares of Tilion Series B Preferred Stock issued and outstanding. Tilion Disclosure Schedule 3.2(a) sets forth the name and address of each holder of Tilion Common Stock, securities or instruments convertible into or exchangeable for Tilion Common

Stock, warrants, options, calls or other rights to acquire Tilion Common Stock together with a statement of the number and type of securities, instruments convertible into or exchangeable for Tilion Common Stock, warrants, options, calls or other rights to acquire Tilion Common Stock held by such stockholders. All issued and outstanding shares of Tilion Common Stock, Tilion Preferred Stock, and capital stock of the Tilion Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and, except as set forth in Tilion Disclosure Schedule 3.2(a), are not subject to preemptive rights. Except as set forth on Tilion Disclosure Schedule 3.2(a), all of the outstanding shares of capital stock of each Tilion Subsidiary are owned by Tilion or a Tilion Subsidiary and are free and clear of any liens, mortgages, security interests, pledges, charges, other rights of third parties or other encumbrances (“Liens”).

                   (b)    Except as set forth on Tilion Disclosure Schedule 3.2(b), neither Tilion nor any Tilion Subsidiary has granted and is bound by (i) any outstanding subscriptions, securities, options, warrants, puts, calls, rights, commitments, agreements, arrangements or understandings of any character (except for this Agreement) calling for the sale, transfer, purchase, subscription, issuance, redemption, or creation of any shares of capital stock of Tilion or any Tilion Subsidiary, (ii) stock appreciation rights, phantom stock rights or other contractual rights the value of which is determined in whole or in part by the value of any capital of Tilion or any Tilion Subsidiary or (iii) the terms of any securities representing the right to purchase, subscribe or otherwise receive any shares of capital stock of Tilion or any Tilion Subsidiary or any securities convertible into, or exercisable or exchangeable for, any such shares, and, except as set forth on Tilion Disclosure Schedule 3.2(b) there are no agreements or understandings with respect to voting of any such shares. Except as set forth on Tilion Disclosure Schedule 3.2(b), there are no outstanding bonds, debentures, notes or other indebtedness of Tilion or any Tilion Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders of Tilion may vote. Tilion has delivered to Synquest copies of the plans and agreements pursuant to which Tilion and the Tilion Subsidiaries have granted any of the foregoing securities and a list of each such outstanding security, together with a schedule of the persons entitled to any of the foregoing.

                   (c)    Each offer and/or sale by Tilion of shares of capital stock or other securities of Tilion has been in compliance with federal and applicable state securities laws.

          3.3.    Authority; No Violation.

                   (a)    Except for the filing of the Certificate of Merger in accordance with the DGCL, and except as set forth on Tilion Disclosure Schedule 3.3(a) (collectively, the “Tilion Approvals”), no Authorization of any third party or of any United States federal, state or local, or any foreign governmental or administrative authority, agency, department, board, investigative body or commission or any court, tribunal, or judicial or arbitral body (“Governmental Authority”) is required by or with respect to Tilion in connection with the execution and delivery of this Agreement and the other Merger Documents or the consummation by Tilion of the Merger and the other transactions contemplated by this Agreement and the other documents, certificates and agreements executed pursuant to or in connection with this Agreement (collectively, the “Merger Documents”). Subject to receipt of the Tilion Approvals, Tilion has the full corporate power and authority to enter into this Agreement and the other Merger Documents and to consummate the Merger and the other transactions contemplated by this Agreement and the other Merger Documents in accordance with the terms of this Agreement and the other Merger Documents. The execution and delivery of this Agreement and the other Merger Documents and the consummation of the Merger and the other transactions contemplated by this Agreement and the other Merger Documents have been duly and validly approved by the board of directors of Tilion in accordance with the Certificate of Incorporation and bylaws of Tilion and with Applicable Laws subject to receipt of Tilion Stockholder approval. Subject to the terms and conditions set forth herein, this Agreement and each other Merger Document has been duly executed and delivered by Tilion and, assuming the due authorization, execution and delivery by Synquest, constitutes the legal, valid and binding obligation of Tilion, enforceable against Tilion in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. “Applicable Laws” means all applicable (i) statutes, ordinances or other legislative enactments of the United States or other country or foreign government, or of any state or agency thereof, (ii) rules, regulations, orders, permits, directives or other actions or approvals of any Governmental Authority and (iii) judgments, awards, orders, decrees, writs and injunctions of any court, Governmental Authority or arbitrator.

                   (b)    Neither the execution and delivery of this Agreement by Tilion, nor the consummation by Tilion of the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement and the other Merger Documents, will: (i) assuming that the Tilion Approvals are duly obtained, violate any provision of Tilion’s Certificate of Incorporation or bylaws or any Applicable Laws; or (ii) except as set forth in Tilion Disclosure Schedule 3.3(b), contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under (with or without notice or lapse of time, or both), or to accelerate the maturity or performance of, or to cancel, terminate or modify, or result in the creation of any Lien upon any of the properties or Assets of Tilion under, (i) any Tilion Material Contract (as defined below) or, (ii) subject to the governmental filings and other matters referred to in Section 3.3(a), any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Authority applicable to Tilion or its properties or assets, other than, in the case of clauses (i) and (ii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Tilion.

          3.4.    Financial Statements.

                   (a)    Tilion Disclosure Schedule 3.4(a) sets forth copies of the following (collectively, together with the related notes and any additional financial statements set forth on such Schedule, the “Tilion Financial Statements”): (i) the audited consolidated balance sheet of Tilion as of October 31, 2001 and 2000 and the audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal years ended October 31, 2001, 2000 and 1999, together with the audit reports thereon of Arthur Andersen LLP, the prior independent certified public accountants of Tilion, and (ii) the unaudited consolidated financial statements of Tilion (balance sheet and income statement) as of June 30, 2002 and for the nine month period ended June 30, 2002. The Tilion Financial Statements (i) comply as to form, as of their respective dates, in all material respects with applicable accounting requirements of the Financial Accounting Standards Board with respect thereto, taken as a whole, (ii) have been prepared in accordance with generally accepted accounting principles and practices as in force in the United States from time to time (“GAAP”) and (iii) present fairly, in all material respects, the consolidated financial position of Tilion as of the respective dates set forth in the Tilion Financial Statements, and the consolidated results of Tilion’s operations and its cash flows for the respective periods set forth in the Tilion Financial Statements; except that the unaudited Tilion Financial Statements were or are subject to normal and recurring year-end adjustments and lack footnote disclosures, all of which adjustments and footnote disclosures will not, in the aggregate, cause the information presented in the unaudited Tilion Financial Statements to be revised or supplemented in a manner that is material and adverse to the business or operations of Tilion taken as a whole.

                   (b)    Except as and to the extent reflected, disclosed or reserved against in the Tilion Financial Statements, or as disclosed in Tilion Disclosure Schedule 3.4(b), as of June 30, 2002 (the “Tilion Balance Sheet Date”), Tilion and the Tilion Subsidiaries, taken as a whole, do not have any liabilities or obligations of any nature, whether absolute, accrued, direct, indirect, contingent, determined, determinable or otherwise (“Liabilities”) required by GAAP to be disclosed in the Tilion Financial Statements. Except as set forth on Tilion Disclosure Schedule 3.4(b), since the Tilion Balance Sheet Date, Tilion has not incurred, created, assumed or guaranteed any Liabilities which, in the aggregate, exceed $100,000, other than trade payables due and owing for periods consistent with Tilion’s past practices in the ordinary course of business, capitalized leases for equipment, and other Liabilities incurred in the ordinary course of business consistent with past practices and Liabilities incurred in connection with this Agreement. Further, at the Effective Time, except as set forth on Tilion Disclosure Schedule 3.4(b) or reflected, disclosed or reserved against in the Tilion Financial Statements, Tilion shall have no Liabilities other than trade payables, capitalized leases for equipment and other Liabilities, in each case incurred in the ordinary course of business consistent with past practices, and Liabilities incurred in connection with this Agreement.

          3.5.    Information Supplied. The information supplied or to be supplied in writing by Tilion specifically for inclusion or incorporation by reference by Synquest in any document to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the transactions contemplated hereby will, at the time such documents are filed not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

          3.6.    Broker’s and Other Fees. Except as set forth on Tilion Disclosure Schedule 3.6, Tilion has not employed any broker or finder or incurred any Liability for any broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

          3.7.    Legal Proceedings. Except as disclosed in Tilion Disclosure Schedule 3.7, Tilion is not a party to any, and there is no pending or, to Tilion’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental investigation of any nature against Tilion or any Tilion Subsidiary, that, individually or in the aggregate, if determined adversely to Tilion or any Tilion Subsidiary could reasonably be expected to have a Material Adverse Effect on Tilion. Except as disclosed in Tilion Disclosure Schedule 3.7, neither Tilion nor any Tilion Subsidiary is a party to any order, judgment or decree entered in any lawsuit or proceeding that is reasonably likely to have a

Material Adverse Effect on Tilion. Without limiting the foregoing, except as disclosed in Tilion Disclosure Schedule 3.7, no actions, suits, demands, notices, claims, investigations or proceedings that are reasonably likely to have a Material Adverse Effect on Tilion are pending or, to Tilion’s Knowledge, threatened against or otherwise involving, directly or indirectly, any officer, director, employee or agent of Tilion (in connection with such officer’s, director’s, employee’s or agent’s activities on behalf of Tilion or that otherwise relate, directly or indirectly, to Tilion or its properties or securities) including without limitation any notices, demand letters or requests from any Governmental Authority relating to such potential Liabilities, nor, to Tilion’s Knowledge, are there any circumstances which could reasonably be expected to lead to such actions, suits, demands, notices, claims, investigations or proceedings. “Knowledge” means actual knowledge and, as used with respect to Synquest and Tilion, means the actual knowledge of each of their respective officers, and the information which, after reasonable consideration and inquiry by such officers of Synquest or Tilion, as the case may be, would be recognized by reasonable persons of similar experience in such positions as relevant to the matter(s) qualified by the words “to the knowledge of” or “known to” such person.

          3.8.    Taxes and Tax Returns. Except as disclosed in Tilion Disclosure Schedule 3.8:

                   (a)    Tilion and Tilion Subsidiaries have duly filed (and until the Closing will so file) all material returns, estimates, declarations of estimated tax, reports, information returns and statements, including information returns or reports with respect to backup withholding and other payments to third parties (“Tilion Returns”) required to be filed by them in respect of any United States federal, state or local Taxes and have duly paid (and until the Closing will so pay) all Taxes due and payable, other than Taxes which are being contested in good faith (and disclosed on Tilion Disclosure Schedule 3.8). No other Taxes are payable by Tilion or any Tilion Subsidiary with respect to items or periods covered by such Tilion Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement, except for Taxes for which an adequate reserve (determined in accordance with GAAP) has been established. Tilion and the Tilion Subsidiaries have paid or caused to be paid all Taxes due and payable for which no Tilion Return is required to be filed. Each of Tilion and Tilion Subsidiaries has established (and until the Closing will establish) on their books and records reserves that are adequate (determined in accordance with GAAP) for the payment of all Taxes not yet due and payable, but that are incurred in respect of Tilion and Tilion Subsidiaries prior to the Closing. “Tax” or “Taxes” means and includes (i) any and all taxes, fees, levies, assessments, duties, tariffs, imposts and similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including all income and property taxes (including but not limited to federal and state income taxes, real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes and sales and use taxes), foreign, domestic, local, state or other jurisdictional taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, franchise, gross receipts, occupation, personal property, environmental, workers compensation, PBGC premiums, value added, or gains taxes; license, registration and documentation fees, and customs duties, tariffs and similar charges, (ii) liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in (i) or (ii).

                   (b)    Tilion and Tilion Subsidiaries have not received any written notice that any of the Tilion Returns has been examined by the United Stated Internal Revenue Service (“IRS”), or any other United States federal or state Governmental Authority within the past six years. There are no audits or other Governmental Authority proceedings, investigations or inquiries with respect to Taxes currently pending or, to Tilion’s Knowledge, contemplated, nor any other disputes pending with respect to, nor, to Tilion’s Knowledge, claims asserted for, Taxes upon Tilion or any Tilion Subsidiary, nor has Tilion or any Tilion Subsidiary given any currently outstanding waivers or comparable consents regarding the application of any statute of limitations with respect to any Taxes or Tilion Returns. There are no Liens for Taxes upon the assets of Tilion or any Tilion Subsidiary, except for Liens for Taxes not yet due and payable or for Taxes which are being contested in good faith and for which appropriate reserves have been established. Any Taxes being contested are disclosed on Tilion Disclosure Schedule 3.8. Tilion and Tilion Subsidiaries have complied (and until the Closing will comply) in all material respects with all Applicable Laws relating to the payment and withholding of Taxes.

                   (c)    Neither Tilion nor any Tilion Subsidiary (i) has requested any extension of time within which to file any Tilion Return which Tilion Return has not since been filed; (ii) is a party to any agreement providing for the indemnification, allocation or sharing of Taxes; (iii) is required to include in income any material adjustment by reason of a voluntary change in accounting method initiated by Tilion or any Tilion Subsidiary (nor does Tilion or any Tilion Subsidiary have any Knowledge that any Governmental Authority has proposed any such adjustment or change of accounting method); (iv) has filed a consent with any Governmental Authority pursuant to which Tilion or any Tilion Subsidiary has agreed to recognize gain (in any manner) relating to or as a result of this Agreement or the transactions contemplated by this Agreement; or (v) has been a member of an affiliated group other than one of which Tilion or any Tilion Subsidiary was the common parent.

                   (d)    The amount of the liability of Tilion unpaid Taxes for all periods ending on or before the most recent financial statements does not, in the aggregate, exceed by more than $25,000 the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on such financial statements. The amount of the liability for Taxes of Tilion for unpaid Taxes for all periods ending on or before the Effective Time shall not, in the aggregate, exceed by more than $25,000 the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the most recent financial statements, as adjusted for operations and transactions in the ordinary course of business of Tilion since the date of such financial statements in accordance with past custom and practice.

          3.9.    Benefit Plans.

                   (a)    Certain definitions used in this Section 3.9 and in Section 4.10 hereof are as follows:

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the regulations promulgated thereunder.

“DOL” shall mean the United States Department of Labor.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to a Person, any other Person which is required to be aggregated with such Person under Code Section 414(b), (c), (m) and/or (o) at any time prior to the Closing.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established under Title IV of ERISA.

                   (b)    “Tilion Benefit Plan” means (i) each pension, retirement, profit-sharing, cash or deferred compensation, stock option, phantom stock, stock appreciation rights, employee stock ownership, severance pay, vacation, paid time off, education-reimbursement, bonus, incentive, and other or similar plan, program or other arrangement, (ii) each cafeteria, Section 125, medical, vision, dental, disability, death benefit, life insurance, health and/or accident plan, program or other arrangement, (iii) each written or unwritten employee or other similar program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, and (iv) each other employee benefit plan, voluntary employees’ beneficiary association, fringe benefit plan, and other similar plan, program or other arrangement, agreement or understanding, including, without limitation, each “employee benefit plan,” as that term is defined in Section 3(3) of ERISA, which is currently maintained, sponsored in whole or in part, required to be contributed by, or contributed to by Tilion or any ERISA Affiliate of Tilion, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee, retiree, dependent, spouse or other family member or beneficiary of such employee or retiree, director, independent contractor, stockholder, officer or consultant or other beneficiary of Tilion or any ERISA Affiliate of Tilion or under (or in connection with) which Tilion or an ERISA Affiliate of Tilion has any contingent or noncontingent liability of any kind, whether or not probable of assertion. Any of the Tilion Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or an “employee welfare benefit plan,” as that term is defined in Section 3(1) of ERISA, is referred to herein as an “Tilion ERISA Plan.”

                   (c)    With respect to all Tilion Benefit Plans, Tilion has made available to Synquest: (i) all trust agreements or other funding arrangements, including insurance contracts, all annuity contracts, financial contributions, actuarial statements or valuations, fidelity bonds, fiduciary liability policies, investment manager or advisory contracts, corporate resolutions or memoranda, administrative committee minutes or memoranda or records, and all amendments (if any) thereto, (ii) where applicable, with respect to any such plans or plan amendments, the most recent determination letters issued by the IRS, (iii) all communications or other correspondence issued within the last six (6) years by any Governmental Authority, including without limitation, the IRS, DOL and the PBGC with respect to such Tilion Benefit Plan, (iv) annual reports or returns and audited or unaudited financial statements for the most recent three plan years and any amendments thereto, and (v) the most recent summary plan descriptions, any material modifications thereto, and all material employee communications with respect to such Tilion Benefit Plans. Tilion has made available to Synquest a true and complete copy of all such Tilion Benefit Plans, agreements, letters, rulings, opinions, letters, reports, returns, financial statements and summary plan descriptions described in this Section 3.9.

                   (d)    Except as set forth on Tilion Disclosure Schedule 3.9(d), all the Tilion Benefit Plans and any related trusts subject to ERISA comply in all material respects with and have been administered in compliance in all material respects with the provisions of ERISA, all applicable provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise necessary to secure intended tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations and collective bargaining agreements, and Tilion has not received any notice from any Governmental Authority or instrumentality questioning or challenging such compliance. All required material governmental approvals for the Tilion Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the Tilion ERISA Plans and tax exemption of, related trusts, as applicable, under the Code and timely registration and disclosure under applicable securities laws, and all such governmental approvals continue in full force and effect. No event has occurred that will or could give rise to disqualification of any such Tilion Benefit Plan under Sections 401(a) or 501(a) of the Code or to a tax under Section 511 of the Code.

                   (e)    Neither Tilion nor to the Knowledge of Tilion any administrator or fiduciary of any such Tilion Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could subject Tilion to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. No legally binding oral or written representation or communication with respect to any aspect of the Tilion Benefit Plans has been or will be made to employees of Tilion that is not in accordance with the written or otherwise preexisting terms and provisions of such Tilion Benefit Plans in effect immediately prior to the Closing, except for any amendments or terminations required by the terms of this Agreement. There are no unresolved claims or disputes under the terms of, or in connection with, the Tilion Benefit Plans and no action, legal or otherwise, has been commenced with respect to any claim.

                   (f)     All annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued, and all records and data maintained by Tilion with respect to the Tilion Benefit Plans are materially correct, complete and accurate as of the dates thereof; and there have been no amendments filed to any of such reports, returns, statements, valuations or descriptions or required to make the information therein true and accurate.

                   (g)    Neither Tilion nor any other “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) of any Tilion Benefit Plan has engaged in any “prohibited transaction” (within the meaning of Sections 503(b) or 4975(c) of the Code or Section 406 of ERISA) with respect to such Tilion Benefit Plan, for which there is no statutory, Governmental or individual or class exemption. There has been no (a) “reportable event” (as defined in Section 4043 of ERISA), or event described in Section 4062(f) or Section 4063(a) of ERISA or (b) termination or partial termination, withdrawal or partial withdrawal with respect to any of the Tilion ERISA Plans that Tilion or any ERISA Affiliate of Tilion maintains or contributes to or has maintained or contributed to or was required to maintain or contribute to for the benefit of employees of Tilion or any ERISA Affiliate of Tilion now or formerly in existence.

                   (h)    For any Tilion ERISA Plan that is an employee pension benefit plan as defined in ERISA Section 3(2), the fair market value of such Tilion Benefit Plan’s assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all participants in such Tilion Benefit Plan. For this purpose the assumptions prescribed by the PBGC for valuing plan assets or liabilities upon plan termination shall be applied and the term “benefits” shall include the value of any early retirement or ancillary benefits (including shutdown benefits) provided under any Tilion Benefit Plan. As of the Closing, full payment will have been made of all amounts which Tilion is required to have made at or prior to such time, under any Applicable Laws, as a contribution to any Tilion Benefit Plan or to any benefit plan of an ERISA Affiliate of Tilion, and no accumulated funding deficiency (as defined in ERISA Section 302 or Code Section 412), whether or not waived, will exist with respect to any Tilion Benefit Plan.

                   (i)     Except as described on Tilion Disclosure Schedule 3.9(i), as of the Closing, Tilion will have no current or future liability with respect to any events or matters occurring, arising or accruing on or prior to such date under any Tilion Benefit Plan (A) that was not reflected in Tilion Financial Statements or (B) that represents contributions required to be made under written terms of such Tilion Benefit Plan as of the Closing.

                   (j)     Tilion does not maintain any Tilion Benefit Plan providing deferred or stock based compensation which is not reflected in Tilion Financial Statements.

                   (k)    Except as disclosed on Tilion Disclosure Schedule 3.9(k), neither Tilion nor any ERISA Affiliate of Tilion has maintained, and neither now maintains, a Tilion Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA and Code Section 4980B.

                   (l)     Except as set forth on Tilion Disclosure Schedule 3.9(l), the execution of this Agreement, the Tilion Stockholder Approval or the consummation of the Merger and the other transactions contemplated by this Agreement will not (i) entitle any current or former employee (or any spouse, dependent or other family member of such employee) of Tilion or any ERISA Affiliate of Tilion to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of Tilion, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee (or any spouse, dependent or other family member of such employee).

                   (m)   All Tilion Benefit Plans subject to Section 4980B of the Code, as amended from time to time, or Part 6 of Title I of ERISA or both have been maintained in good faith compliance with the requirements of such laws and any regulations issued thereunder.

                   (n)    No liability to the PBGC has been incurred as of the Closing by Tilion or any ERISA Affiliate of Tilion, except for PBGC insurance premiums, and all such insurance premiums incurred or accrued up to and including the Closing have been timely paid.

                   (o)    Neither Tilion nor any ERISA Affiliate of Tilion maintains or has maintained, has contributed to or has been required to contribute to, a multi-employer plan (as defined in Section 3(37) of ERISA). No amount is due or owing from Tilion on account of a multi-employer plan (as defined in Section 3(37) of ERISA) on account of any withdrawal therefrom.

                   (p)    All annual reports (as described in Section 103 of ERISA) and all Forms 5500 relating to the applicable provisions of the Code required to be filed in connection with one or more of the Tilion Benefit Plans have been timely and properly filed in accordance with Applicable Laws.

          3.10.    Compliance with Applicable Laws. Tilion and each of the Tilion Subsidiaries are and have been in compliance in all respects with all Applicable Laws, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on Tilion. No action, demand, requirement or investigation by any Governmental Authority and no outstanding order, writ, injunction, or decree of any Governmental Authority is pending or, to Tilion’s Knowledge, threatened, against Tilion or any Tilion Subsidiary affecting, involving, or relating to their business or assets.

          3.11.    Certain Contracts.

                   (a)    Tilion Disclosure Schedule 3.11 lists the following written agreements (collectively, the “Tilion Material Contracts”) to which Tilion or any Tilion Subsidiary is a party or by which Tilion or any Tilion Subsidiary or any of its or their respective properties or assets is bound:

(i) all written agreements that involve an actual or potential obligation or commitment whether liquidated or contingent of more than $25,000 individually or $50,000 in the aggregate or which have a fixed term extending more than twelve months from the date of this Agreement (there being no oral agreements of this kind);

(ii) all joint venture, sales agency, sales representative or distributorship, broker, franchise, license or similar agreements;

(iii) all leases relating to real property or to other material assets used in Tilion’s business;

(iv) all notes, bonds, mortgages, security agreements, and other agreements and instruments for or relating to any lending or borrowing by Tilion or any Tilion Subsidiary in any amount (exclusive of advances to employees for expenses and trade payables incurred in the ordinary course of business);

(v) all non-competition or similar agreements or obligations which materially limit or which could materially limit Tilion or any Tilion Subsidiary from engaging in any business in any location or from competing with any other Person;

(vi) all powers of attorney, guarantees, suretyships or similar agreements; and

(vii) all other written agreements the breach of or default under which could have a Material Adverse Effect on Tilion.

                   (b)    Each of the Tilion Material Contracts is valid, binding and enforceable on the parties thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                   (c)    Except as disclosed in Tilion Disclosure Schedule 3.11(c), the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Tilion to any officer, employee, director, consultant or other person. Tilion Disclosure Schedule 3.11(c) sets forth true and correct copies of all written severance or employment agreements with officers, employees, directors, agents, consultants and other persons to which Tilion is a party. Except as set forth on Tilion Disclosure Schedule 3.11(c), Tilion is not a party to any oral agreements of the kind referred to in the preceding sentence.

                   (d)    Except as disclosed in Tilion Disclosure Schedule 3.11(d), no agreement or understanding exists to which Tilion is a party or by which Tilion or any of the Tilion Subsidiaries is bound which purports to limit the manner in which, or the localities in which, any portion of the business of Tilion is or may be conducted.

                   (e)    Except as disclosed in Tilion Disclosure Schedule 3.11(e), neither Tilion nor any Tilion Subsidiary is in breach or default under any of the Tilion Material Contracts to which Tilion or any Tilion Subsidiary is a party or to which Tilion, any Tilion Subsidiary or its or their properties is bound except for such breaches as would not have a Material Adverse Effect on Tilion.

          3.12.    Properties and Insurance. The business operations and all insurable properties and assets of Tilion and the Tilion Subsidiaries are insured for its or their benefit against all risks which, consistent with industry practice, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are consistent with industry practice. Neither Tilion nor any of the Tilion Subsidiaries has received any written notice of cancellation or written notice of a material amendment of any such insurance policy or bond, and Tilion and the Tilion Subsidiaries are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

          3.13.    Environmental Matters.

                   (a)    The operations of Tilion and the Tilion Subsidiaries comply, and have complied, in all respects with all applicable Environmental Laws. The term “Environmental Laws” shall mean all Applicable Laws relating to the health or safety of any Person, natural resources, conservation, wildlife, waste management, Hazardous Substances, and pollution (including, without limitation, regulation of releases and disposals to air, soil, land water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sec. 6901 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sec. 6901 et seq.; Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801 et seq.; Federal Water Pollution Control Act of 1976, 15 U.S.C. Sec. 2601 et seq.; Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Sec. 651 et seq.; Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sec. 4321 et seq.; Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Sec. 300(f) et seq.; and any similar or implementing state, local and foreign law, and all successor statutes, amendments, rules, regulations, guidance documents and publications promulgated thereunder. For purposes of this provision, “Hazardous Substances” means any chemicals, wastes, compounds, byproducts, pollutants, contaminants, flammable materials, petroleum, polychlorinated biphenyls, explosives, radioactive materials, hazardous wastes, toxic substances, asbestos containing materials or any other substances or materials now or hereafter defined as hazardous or toxic pursuant to Environmental Laws, and any other materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed, generated, manufactured, transported or otherwise handled.

                   (b)    Tilion and the Tilion Subsidiaries have obtained all environmental, health and safety Licenses and other authorizations necessary for the operation of its and their business, all of which are valid and in good standing and are not subject to any modification or revocation proceeding, and Tilion and the Tilion Subsidiaries are in compliance in all respects with all terms and conditions thereof.

                   (c)    Tilion has not received any written notice of any pending or threatened investigation, proceeding or claim to the effect that Tilion is or may be liable to any person or entity, or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, as a result of noncompliance with any Environmental Laws, and there is no past or present action, activity, condition or circumstance that could be expected to give rise to any such liability on the part of Tilion to any person or entity or for any such cleanup costs.

          3.14.    Intellectual Property Rights.

                   (a)    Tilion Intellectual Property. All patents, patent rights, trademarks, trade names, service marks, Internet domain names, copyrights and any renewal rights therefor, mask works, schematics, technology, trade secrets, know-how, computer software programs or applications (in both source and object code form) and other proprietary, intellectual property rights and computer programs (“Tilion Software Programs”), technical documentation of the Tilion Software Programs (“Tilion Technical Documentation”), registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that are or have been used in (including, without limitation, in the development of products and technology of Tilion or Tilion Software Programs (i) currently being manufactured, published or marketed by Tilion, or (ii) currently under development for possible future manufacturing, publication, marketing or other use by Tilion are hereinafter referred to as the “Tilion Intellectual Property.”

                   (b)    Third Party Claims. Tilion has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights or other proprietary information of any other Person, except for any such interference, infringement, misappropriation or other conflict which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Tilion. No claims (i) challenging the validity, effectiveness or ownership by Tilion of any of the Tilion Intellectual Property or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights by Tilion in any product, work, technology or process now used, infringes on any intellectual property or other proprietary right of any Person have been asserted or, to the Knowledge of Tilion, are threatened by any Person, nor, to the knowledge of Tilion, are there reasonable grounds for any bona fide claim of such kind.

                   (c)    Royalties. Except as set forth on Tilion Disclosure Schedule 3.14(c), there are no royalties, fees or other payments payable by Tilion to any Person by reason of the ownership, development, use, license, sale or disposition of the Tilion Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

          3.15.   Absence of Certain Agreements and Practices.

                   (a)    Except as set forth in Tilion Disclosure Schedule 3.15 or in connection with customary transactions in the ordinary course of business, no present or former director, officer or other “affiliate” of such director or officer, as the term is defined in Section 14A of the Securities and Exchange Act of 1934, as amended (an “Affiliate”) or stockholder of Tilion or any of the Tilion Subsidiaries:

(i) owes money to Tilion or any of the Tilion Subsidiaries;

(ii) has any claim (as defined in Section 101 of the U.S. Bankruptcy Code) or other right or cause of action against Tilion or any of the Tilion Subsidiaries;

(iii) has any interest in any property or assets used by Tilion or any of the Tilion Subsidiaries in their business;

(iv) has any benefits that are contingent on the transactions contemplated by this Agreement, other than as stated in this Agreement or otherwise disclosed hereunder;

(v) has any agreement with Tilion or any of the Tilion Subsidiaries that is not terminable by Tilion or any of the Tilion Subsidiaries without penalty or notice;

(vi) has any agreement providing severance benefits or other benefits, which are conditioned upon the termination of employment after a change of control regardless of the reason for such termination of employment; or

(vii) has any agreement or plan, any of the benefits of which will be increased, vested or accelerated by the occurrence of any of the transactions contemplated by this Agreement.

                   (b)    Neither Tilion, nor any of the Tilion Subsidiaries, nor to Tilion’s Knowledge, their directors, officers, agents, affiliates or employees, nor any other Person acting on behalf of Tilion or the Tilion Subsidiaries, has (i) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of Tilion or the Tilion Subsidiaries, (ii) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures, relating to political activities to government officials or others in violation of any Applicable Laws, or (iii) received any unlawful contributions, payments, gifts or expenditures in connection with the business of Tilion or the Tilion Subsidiaries.

          3.16.   Solvency. Neither Tilion nor any of the Tilion Subsidiaries has been a party to any bankruptcy, insolvency or similar proceeding, whether voluntary or involuntary, and no receiver, trustee or other similar party has been appointed with respect to Tilion or any of the Tilion Subsidiaries or any of their assets.

          3.17.   Combinations Involving Tilion. All mergers, consolidations or other business combinations involving Tilion and the present or former Tilion Subsidiaries, and all liquidations, purchases or other transactions by which Tilion and the Tilion Subsidiaries acquired any of their business and property were conducted in all material respects in accordance with applicable certificates of incorporation, bylaws, any other applicable agreements, instruments and documents and Applicable Laws.

          3.18.   Labor Relations. Except as disclosed on Tilion Disclosure Schedule 3.16, Tilion and the Tilion Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and are not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice or discrimination charge pending before the Equal Employment Opportunity Commission (“EEOC”) or any EEOC recognized state “referral agency.” There is no unfair labor practice charge or complaint against Tilion or any of the Tilion Subsidiaries pending before the National Labor Relations Board (“NLRB”). There is no labor strike, dispute, slowdown or stoppage actually pending or, to Tilion’s Knowledge, threatened against or involving or affecting Tilion or the Tilion Subsidiaries and no NLRB representation question exists respecting any of its employees. No grievance, complaint, citation, investigation or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement or other labor union contract that is binding on Tilion or any of the Tilion Subsidiaries. Except as disclosed on Tilion Disclosure Schedule 3.16, there are no contracts or agreements of Tilion which provide for or guaranty any employee of Tilion a specific term of employment.

          3.19.   No Prior Convictions. No executive officer or director of Tilion or any Tilion Subsidiary has been convicted of, or has any action pending pertaining to a crime involving fraud, embezzlement or theft or any similar crime.

          3.20.   Board of Directors Action. The Board of Directors of Tilion has (a) determined that this Agreement and the Merger are advisable as contemplated under Section 251 of the DGCL and in the best interests of Tilion and its stockholders, (b) resolved to recommend the approval of this

Agreement and the Merger by the Tilion stockholders and directed that the Merger be submitted for consideration by the holders of Tilion Capital Stock.

          3.21.   Voting Requirements. The affirmative vote of the holders of (i) two-thirds of the voting power of all outstanding shares of the Tilion Preferred Stock, voting as a single class and (ii) a majority of the voting power of all outstanding shares of Tilion Capital Stock, including Tilion Common Stock and Tilion Preferred Stock, voting as a single class on an as-converted basis, voting at a Tilion stockholders’ meeting or pursuant to a written consent as provided for by the DGCL, to approve this Agreement and the transactions contemplated hereby (the “Tilion Stockholder Approval”) is the only vote or corporate approval (other than as set forth in Section 3.3 of this Agreement) necessary to approve and adopt this Agreement and the transactions contemplated hereby.

          3.22.   Stockholder Rights Agreement. Neither Tilion nor any Tilion Subsidiary has entered into a shareholder rights agreement, “poison pill,” “shark repellent” or similar agreement that would have the effect of materially altering the capitalization of Tilion or any Tilion Subsidiary in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

          3.23.   Disclosure. No representation or warranty by Tilion contained in this Agreement, nor any certificate furnished or to be furnished by Tilion to Synquest or their representatives pursuant to the terms of this Agreement, taken together and not individually, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

          3.24.   Tilion Preferred Stockholders. Each holder of Tilion Preferred Stock represented to Tilion at the time of the purchase of the shares of Preferred Stock that such holder was an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Tilion is not aware of any facts or circumstances as to a specific holder who has previously represented to Tilion as to “accredited investor” status that has caused such holder not to be an “accredited investor” as of the date hereof.

          3.25.    Voting Agreement. Concurrently with the execution of this Agreement, each of the persons listed on Tilion Disclosure Schedule 3.25 has executed a legal, valid, binding and enforceable Voting Agreement substantially in the form attached hereto as Exhibit C (the “Tilion Stockholder Voting Agreement”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SYNQUEST

          Synquest hereby represents and warrants to Tilion (except as set forth on the disclosure schedule delivered by Synquest to Tilion prior to or at the execution of this Agreement (“Synquest Disclosure Schedules”) and making reference to the particular subsection of this Agreement requiring such disclosure or to which exception is being taken) that the following statements are true and correct as of the date of this Agreement.

          4.1.    Corporate Organization.

                   (a)    Synquest is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. Synquest has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Synquest or prevent or materially delay the consummation of the Merger.

                   (b)    Synquest Disclosure Schedule 4.1(b) sets forth the full name and jurisdiction of organization of each Subsidiary of Synquest (a “Synquest Subsidiary”) as well as all trade names currently used, or used at any time during the past five years, by Synquest or any Synquest Subsidiary. Each Synquest Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its organization. Each Synquest Subsidiary has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Synquest. Other than as set forth on Synquest Disclosure Schedule 4.1(b), since inception of such Subsidiaries, none of the Synquest Subsidiaries has issued any securities.

                   (c)    Synquest has delivered to Tilion true and correct copies of the Certificate of Incorporation and bylaws of Synquest and the organizational documents of each Synquest Subsidiary. Synquest’s and each Synquest Subsidiary’s bylaws or equivalent corporate governance documents, stock book and minute books are complete and correct in all material respects and contain all amendments thereto to date, a record of all corporate proceedings of Synquest and each such Synquest Subsidiary, and a record of all stock issuances and transfers of Synquest and each such Synquest Subsidiary.

                   (d)    Except as set forth in Synquest Disclosure Schedule 4.1(d), neither Synquest nor any Synquest Subsidiary owns or controls, directly or indirectly, any interest in, or has any right, obligation, commitment, understanding or arrangement with respect to any interest in, or the funding of, any corporation, company, association, partnership, joint venture, organization or other entity.

          4.2.    Capitalization.

                   (a)    As of the date of this Agreement, the authorized capital stock of SynQuest consists of 100,000,000 shares of Synquest common stock, $.01 par value (“Synquest Common Stock”), and 1,650,279 shares of Synquest preferred stock, $.01 par value (“Synquest Preferred Stock”). As of the date of this Agreement, there are (i) 2,946,867 shares of Synquest Common Stock issued and outstanding and (ii) no shares of Synquest Preferred Stock issued and outstanding, (iii) issued and outstanding warrants exercisable for 40,000 shares of Common Stock at an exercise price of $80.00 per share and (iv) granted and outstanding options to purchase 437,923 shares of

Common Stock. All issued and outstanding shares of Synquest Common Stock, Synquest Preferred Stock, and capital stock of the Synquest Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive rights. All of the outstanding shares of capital stock of each Synquest Subsidiary are owned by Synquest or a Synquest Subsidiary and are free and clear of any Liens. None of the shares of Synquest Series A Preferred Stock, when and if delivered pursuant to this Agreement, will (i) be in breach or violation of any applicable statutory or contractual preemptive right or other contractual rights of any kind (including any rights of first offer or refusal) of any Person or any federal or state securities laws or the rules and regulations thereunder or (ii) be subject to any shareholders, voting, transfer or other agreement with any Person.

                   (b)    Except as set forth on Synquest Disclosure Schedule 4.2, neither Synquest nor any Synquest Subsidiary has granted and is bound by (i) any outstanding subscriptions, securities, options, warrants, puts, calls, rights, commitments, agreements, arrangements or understandings of any character (except for this Agreement) calling for the sale, transfer, purchase, subscription, issuance, redemption, or creation of any shares of capital stock of Synquest or any Synquest Subsidiary, (ii) stock appreciation rights, phantom stock rights or other contractual rights the value of which is determined in whole or in part by the value of any capital of Synquest or any Synquest Subsidiary or (iii) the terms of any securities representing the right to purchase, subscribe or otherwise receive any shares of capital stock of Synquest or any Synquest Subsidiary or any securities convertible into, or exercisable or exchangeable for, any such shares, and there are no agreements or understandings with respect to voting of any such shares. Except as set forth on Synquest Disclosure Schedule 4.2, there are no outstanding bonds, debentures, notes or other indebtedness of Synquest or any Synquest Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders of Synquest may vote. Synquest has delivered to Tilion copies of the plans and agreements pursuant to which Synquest and the Synquest Subsidiaries have granted any of the foregoing securities and a list of each such outstanding security, together with a schedule of the persons entitled to any of the foregoing.

                   (c)    Each offer and/or sale by Synquest of shares of capital stock or other securities of Synquest has been in compliance with federal and applicable state securities laws.

          4.3.    Authority; No Violation.

                   (a)    Except for the filing of the Certificate of Merger in accordance with the GBCC, and except as set forth on Synquest Disclosure Schedule 4.3 (collectively, the “Synquest Approvals”), no Authorization of any third party or any Governmental Authority is required by or with respect to Synquest in connection with the execution and delivery of this Agreement and the other Merger Documents or the consummation by Synquest of the Merger and the other transactions contemplated by this Agreement and the other Merger Documents. Subject to receipt of the Synquest Approvals, Synquest has the full corporate power and authority to enter into this Agreement and the other Merger Documents and to consummate the Merger and the other transactions contemplated by this Agreement and the other Merger Documents in accordance with the terms of this Agreement and the other Merger Documents. The execution and delivery of this Agreement and the other Merger Documents and the consummation of the Merger and the other transactions contemplated by this Agreement and the other Merger Documents have been duly and validly approved by the board of directors of Synquest in accordance with the Certificate of Incorporation and bylaws of Synquest and with Applicable Laws subject to receipt of Synquest Shareholder approval. Subject to the terms and conditions set forth herein, this Agreement and each other Merger Document has been duly executed and delivered by Tilion and, assuming the due authorization, execution and delivery by Tilion, constitutes the legal, valid and binding obligation of Synquest, enforceable against Synquest in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                   (b)    Neither the execution and delivery of this Agreement by Synquest, nor the consummation by Synquest of the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement and the other Merger Documents, will: (i) assuming that the Synquest Approvals are duly obtained, violate any provision of Synquest’s Certificate of Incorporation or bylaws or any Applicable Laws; or (ii) except as set forth in Synquest Disclosure Schedule 4.3(b), contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under (with or without notice or lapse of time, or both), or to accelerate the maturity or performance of, or to cancel, terminate or modify, or result in the creation of any Lien upon any of the properties or Assets of Synquest under, (i) any Synquest Material Contract or, (ii) subject to the governmental filings and other matters referred to in Section 4.3(a), any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Authority applicable to Synquest or its properties or assets, other than, in the case of clauses (i) and (ii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Synquest.

          4.4.    SEC Reports; Financial Statements.

                   (a)    Synquest’s Annual Report on Form 10-K for the year ended June 30, 2001 (the “Synquest Form 10-K”) and all statements and other documents filed by Synquest with the SEC since the date of filing the Synquest Form 10-K (all such documents, including any financial statements or schedules included or incorporated by reference therein, collectively, the “SEC Reports”) complied in all material respects with the requirements of the Securities Act of 1933, as amended, and regulations and rules issued pursuant to that act (the “Securities Act”) and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Reports, and such SEC Reports did not as of the date when filed contain an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that information contained in such SEC Reports has been revised or superseded by a later filed SEC Report. Synquest has heretofore made available or promptly will make available to Tilion a complete and correct copy of any amendments or modifications, which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by Synquest with the SEC pursuant to the Exchange Act. Each of the Synquest financial statements (including, in each case, any related notes) included in the SEC Reports (the “Synquest Financial Statements”) (i) comply as to form, as of their respective dates, in all material respects with applicable accounting requirements of the Financial Accounting Standards Board with respect thereto, taken as a whole, (ii) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and (iii) fairly present in all material respects the consolidated financial position of Synquest and its subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

                   (b)    Except as and to the extent reflected, disclosed or reserved against in the Synquest Financial Statements, or as disclosed in Synquest Disclosure Schedule 4.4(b), as of June 30, 2002 (the “Synquest Balance Sheet Date”), Synquest and the Synquest Subsidiaries, taken as a whole, do not have any Liabilities required by GAAP to be disclosed in the Synquest Financial Statements. Except as set forth on Synquest Disclosure Schedule 4.4(b), since the Synquest Balance Sheet Date, Synquest has not incurred, created, assumed or guaranteed any Liabilities which, in the aggregate, exceed $100,000 other than trade payables due and owing, capitalized leases for equipment and other Liabilities, in each case incurred in the ordinary course of business consistent with past practices, and Liabilities incurred in connection with this Agreement, the Viewlocity Merger Agreement and the Stock Purchase Agreement.

          4.5.    Information Supplied. The information supplied or to be supplied in writing by Synquest specifically for inclusion or incorporation by reference by Synquest in any document to be filed with the SEC in connection with the transactions contemplated hereby will, at the time such documents are filed not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.6.    Broker’s and Other Fees. Except as set forth on Synquest Disclosure Schedule 4.6, Synquest has not employed any broker or finder or incurred any Liability for any broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

          4.7.    Absence of Certain Changes or Events. Except as set forth in Synquest Disclosure Schedule 4.7, and except for the execution of this Agreement, the Viewlocity Merger Agreement and the Stock Purchase Agreement since the Synquest Balance Sheet Date, Synquest has conducted its business only in the ordinary course, consistent with past practice, and has not:

                   (a)    suffered any physical damage, destruction or casualty loss (whether or not such loss or damage shall have been covered by insurance) which, individually or in the aggregate, adversely affects the properties, business or prospects of Synquest, or suffered any deterioration in the operating condition of any physical assets of Synquest, normal wear and tear excepted;

                   (b)    increased, or made any material change in any assumptions underlying the method of calculating, any bad debt, contingency or other reserves;

                   (c)    made any material change in the method of valuing assets included in the Synquest Financial Statements;

                   (d)    made any change in any method of accounting or keeping its books of account or accounting practices or systems of internal accounting controls;

                   (e)    paid, discharged or satisfied any Liability, other than by payment, discharge or satisfaction in the ordinary course of business;

                   (f)     permitted or allowed any of its assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien;

                   (g)    written down the value of any inventory or written off as uncollectible any notes or accounts receivable in excess of, in the aggregate, the greater of (i) the allowance for uncollectable accounts less charges against allowances, in both cases, as shown in the Synquest Financial Statements and (ii) $10,000;

                   (h)    canceled or waived any claims or rights, or sold, transferred, distributed or otherwise disposed of any assets or properties, except in the ordinary course of business;

                   (i)     declared or paid any dividend or distribution on or in respect of any of Synquest’s capital stock, or directly or indirectly redeemed, purchased, or otherwise acquired any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any options, warrants or other rights to purchase any of the foregoing, or authorized the issuance of, or issued, sold or committed to sell (or granted any options or rights to purchase) any additional shares of its capital stock, or sold, issued or incurred any indebtedness for borrowed money;

                   (j)     issued any capital stock or rights to acquire capital stock;

                   (k)    experienced any strike, walkout, similar labor trouble or other similar event;

                   (l)     increased the salaries or other remuneration, including severance or termination pay, payable or to become payable to, or made any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or shareholder (except normal merit increases made in the ordinary course of business, consistent with past practice), or established, made any increase in, or any addition to, other benefits (including, without limitation, any Synquest Benefit Plan, as hereinafter defined) to which any of them may be entitled, or made any payments to any Synquest Benefit Plan, except payments in the ordinary course of business and consistent with past practice, or entered into any agreement, arrangement or transaction, including any new employment agreement or amendment to an existing employment agreement, with any such person not in the ordinary course of business, or failed to make any required payment under any Synquest Benefit Plan;

                   (m)   entered into, terminated, modified or amended any agreement with any Affiliate.

                   (n)    made any tax election that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of Synquest or any settlement or compromise of any material tax liability.

          4.8.     Legal Proceedings. Except as disclosed in Synquest Disclosure Schedule 4.8, Synquest is not a party to any, and there is no pending or, to Synquest’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental investigation of any nature against Synquest or any Synquest Subsidiary, that, individually or in the aggregate, if determined adversely to Synquest or any Synquest Subsidiary could reasonably be expected to have a Material Adverse Effect on Synquest. Except as disclosed in Synquest Disclosure Schedule 4.8, neither Synquest nor any Synquest Subsidiary is a party to any order, judgment or decree entered in any lawsuit or proceeding that is reasonably likely to have a Material Adverse Effect on Synquest. Without limiting the foregoing, except as disclosed in Synquest Disclosure Schedule 4.8, no actions, suits, demands, notices, claims, investigations or proceedings that are reasonably likely to have a Material Adverse Effect on Synquest are pending or, to Synquest’s Knowledge, threatened against or otherwise involving, directly or indirectly, any officer, director, employee or agent of Synquest (in connection with such officer’s, director’s, employee’s or agent’s activities on behalf of Synquest or that otherwise relate, directly or indirectly, to Synquest or its properties or securities) including without limitation any notices, demand letters or requests from any Governmental Authority relating to such potential Liabilities, nor, to Synquest’s Knowledge, are there any circumstances which could lead to such actions, suits, demands, notices, claims, investigations or proceedings.

          4.9.    Taxes and Tax Returns. Except as disclosed in Synquest Disclosure Schedule 4.9:

                   (a)    Synquest and Synquest Subsidiaries have duly filed (and until the Closing will so file) all material returns, estimates, declarations of estimated tax, reports, information returns and statements, including information returns or reports with respect to backup withholding and other payments to third parties (“Synquest Returns”) relating to or required to be filed by them in respect of any United States federal, state or local Taxes (as hereinafter defined) and have duly paid (and until the Closing will so pay) all such Taxes due and payable, other than Taxes which are being contested in good faith (and disclosed on Synquest Disclosure Schedule 4.8). All Synquest Returns are complete and correct in all material respects and accurately disclose in all material respects all Taxes required to be paid for the periods covered thereby, and no other Taxes are payable by Synquest or any Synquest Subsidiary with respect to items or periods covered by such Synquest Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement, except for Taxes for which an adequate reserve (determined in accordance with GAAP) has been established. Synquest and the Synquest Subsidiaries have paid or caused to be paid all Taxes for which no Synquest Return is required to be filed. Each of Synquest and Synquest Subsidiaries has established (and until the Closing will establish) on their books and records reserves that are adequate (determined in accordance with GAAP) for the payment of all Taxes not yet due and payable, but that are incurred in respect of Synquest and Synquest Subsidiaries prior to the Closing.

                   (b)    Synquest and Synquest Subsidiaries have not received any notice that any of the Synquest Returns has been examined by the IRS, or any other United States federal or state Governmental Authority within the past six years. There are no audits or other Governmental Authority proceedings, investigations or inquiries with respect to Taxes currently pending or, to Synquest’s Knowledge, contemplated, nor any other disputes pending with respect to, nor, to Synquest’s Knowledge claims asserted for, Taxes upon Synquest or any Synquest Subsidiary, nor has Synquest or any Synquest Subsidiary given any currently outstanding waivers or comparable consents regarding the application of any statute of limitations with respect to any Taxes or Synquest Returns. There are no Liens for Taxes upon the assets of Synquest or any Synquest Subsidiary, except for Liens for Taxes not yet due and payable or for Taxes which are being contested in good faith and for which appropriate reserves have been established. Any Taxes being contested are disclosed on Synquest Disclosure Schedule 4.9. Synquest and Synquest Subsidiaries have complied (and until the Closing will comply) in all material respects with all Applicable Laws relating to the payment and withholding of Taxes.

                   (c)    Neither Synquest nor any Synquest Subsidiary (i) has requested any extension of time within which to file any Synquest Return which Synquest Return has not since been filed; (ii) is a party to any agreement providing for the indemnification, allocation or sharing of Taxes; (iii) is required to include in income any material adjustment by reason of a voluntary change in accounting method initiated by Synquest or any Synquest Subsidiary (nor does Synquest or any Synquest Subsidiary have any Knowledge that any Governmental Authority has proposed any such adjustment or change of accounting method); (iv) has filed a consent with any Governmental Authority pursuant to which Synquest or any Synquest Subsidiary has agreed to recognize gain (in any manner) relating to or as a result of this Agreement or the transactions contemplated by this Agreement; or (v) has been a member of an affiliated group other than one of which Synquest or any Synquest Subsidiary was the common parent.

                   (d)    The amount of the liability of Synquest unpaid Taxes for all periods ending on or before the most recent financial statements does not, in the aggregate, exceed by more than $25,000 the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on such financial statements. The amount of the liability for Taxes of Synquest for unpaid Taxes for all periods ending on or before the Effective Time shall not, in the aggregate, exceed by more than $25,000 the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the most recent financial statements, as adjusted for operations and transactions in the ordinary course of business of Synquest since the date of such financial statements in accordance with past custom and practice.

          4.10.   Benefit Plans.

                   (a)    Reserved.

                   (b)    Synquest Disclosure Schedule 4.10(b) lists (i) each pension, retirement, profit-sharing, cash or deferred compensation, stock option, phantom stock, stock appreciation rights, employee stock ownership, severance pay, vacation, paid time off, education-reimbursement, bonus, incentive, and other or similar plan, program or other arrangement, (ii) each cafeteria, Section 125, medical, vision, dental, disability, death benefit, life insurance, health and/or accident plan, program or other arrangement, (iii) each written or unwritten employee or other similar program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, and (iv) each other employee benefit plan, voluntary employees’ beneficiary association, fringe benefit plan, and other similar plan, program or other arrangement, agreement or understanding, including, without limitation, each “employee benefit plan,” as that term is defined in Section 3(3) of ERISA, which is currently maintained, sponsored in whole or in part, required to be contributed by, or contributed to by Synquest or any ERISA Affiliate of Synquest, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee, retiree, dependent, spouse or other family member or beneficiary of such employee or retiree, director, independent contractor, stockholder, officer or consultant or other beneficiary of Synquest or any ERISA Affiliate of Synquest or under (or in connection with) which Synquest or an ERISA Affiliate of Synquest has any contingent or noncontingent liability of any kind, whether or not probable of assertion (all of the items set forth in clauses (i) through (iv) above, collectively, the “Synquest Benefit Plans,” and each a “Synquest Benefit Plan”). Any of the Synquest Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or an “employee welfare benefit plan,” as that term is defined in Section 3(1) of ERISA, is referred to herein as an “Synquest ERISA Plan.”

                   (c)    With respect to all Synquest Benefit Plans, Synquest has made available to Tilion: (i) all trust agreements or other funding arrangements, including insurance contracts, all annuity contracts, financial contributions, actuarial statements or valuations, fidelity bonds, fiduciary liability policies, investment manager or advisory contracts, corporate resolutions or memoranda, administrative committee minutes or memoranda or records, and all amendments (if any) thereto, (ii) where applicable, with respect to any such plans or plan amendments, the most recent determination letters issued by the IRS, (iii) all communications or other correspondence issued within the last six (6) years by any Governmental Authority, including without limitation, the IRS, DOL and the PBGC with respect to such Synquest Benefit Plan, (iv) annual reports or returns and audited or unaudited financial statements for the most recent three plan years and any amendments thereto, and (v) the most recent summary plan descriptions, any material modifications thereto, and all material employee communications with respect to such Synquest Benefit Plans. Prior to or contemporaneous with the delivery of Synquest Disclosure Schedule 4.10(b), Synquest has delivered or otherwise made available to Tilion a true and complete copy of all such Synquest Benefit Plans, agreements, letters, rulings, opinions, letters, reports, returns, financial statements and summary plan descriptions described in this Section 4.10.

                   (d)    Except as set forth on Synquest Disclosure Schedule 4.10(d), all the Synquest Benefit Plans and any related trusts subject to ERISA comply in all material respects with and have been administered in compliance in all material respects with the provisions of ERISA, all applicable provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise necessary to secure intended tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations and collective bargaining agreements, and Synquest has not received any notice from any Governmental Authority or instrumentality questioning or challenging such compliance. All required material governmental approvals for the Synquest Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the Synquest ERISA Plans and tax exemption of, related trusts, as applicable, under the Code and timely registration and disclosure under applicable securities laws, and all such governmental approvals continue in full force and effect. No event has occurred that will or could give rise to disqualification of any such Synquest Benefit Plan under Sections 401(a) or 501(a) of the Code or to a tax under Section 511 of the Code.

                   (e)    Neither Synquest nor to the Knowledge of Synquest any administrator or fiduciary of any such Synquest Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could subject Synquest to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. No legally binding oral or written representation or communication with respect to any aspect of the Synquest Benefit Plans has been or will be made to employees of Synquest that is not in accordance with the written or otherwise preexisting terms and provisions of such Synquest Benefit Plans in effect immediately prior to the Closing, except for any amendments or terminations required by the terms of this Agreement. There are no unresolved claims or disputes under the terms of, or in connection with, the Synquest Benefit Plans and no action, legal or otherwise, has been commenced with respect to any claim.

                   (f)     All annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued, and all records and data maintained by Synquest with respect to the Synquest Benefit Plans are correct, complete and accurate as of the dates thereof; and there have been no amendments filed to any of such reports, returns, statements, valuations or descriptions or required to make the information therein true and accurate.

                   (g)    Neither Synquest nor any other “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) of any Synquest Benefit Plan has engaged in any “prohibited transaction” (within the meaning of Sections 503(b) or 4975(c) of the Code or Section 406 of ERISA) with respect to such Synquest Benefit Plan, for which there is no statutory, Governmental or individual or class exemption. There has been no (a) “reportable event” (as defined in Section 4043 of ERISA), or event described in Section 4062(f) or Section 4063(a) of ERISA or (b) termination or partial termination, withdrawal or partial withdrawal with respect to any of the Synquest ERISA Plans that Synquest or any ERISA Affiliate of Synquest maintains or contributes to or has maintained or contributed to or was required to maintain or contribute to for the benefit of employees of Synquest or any ERISA Affiliate of Synquest now or formerly in existence.

                   (h)    For any Synquest ERISA Plan that is an employee pension benefit plan as defined in ERISA Section 3(2), the fair market value of such Synquest Benefit Plan’s assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all participants in such Synquest Benefit Plan. For this purpose the assumptions prescribed by the PBGC for valuing plan assets or liabilities upon plan termination shall be applied and the term “benefits” shall include the value of any early retirement or ancillary benefits (including shutdown benefits) provided under any Synquest Benefit Plan. As of the Closing, full payment will have been made of all amounts which Synquest is required to have made at or prior to such time, under any Applicable Laws, as a contribution to any Synquest Benefit Plan or to any benefit plan of an ERISA Affiliate of Synquest, and no accumulated funding deficiency (as defined in ERISA Section 302 or Code Section 412), whether or not waived, will exist with respect to any Synquest Benefit Plan.

                   (i)     Except as described on Synquest Disclosure Schedule 4.10(i), as of the Closing, Synquest will have no current or future liability with respect to any events or matters occurring, arising or accruing on or prior to such date under any Synquest Benefit Plan (A) that was not reflected in Synquest Financial Statements or (B) that represents contributions required to be made under written terms of such Synquest Benefit Plan as of the Closing.

                   (j)     Synquest does not maintain any Synquest Benefit Plan providing deferred or stock based compensation which is not reflected in Synquest Financial Statements.

                   (k)    Except as disclosed on Synquest Disclosure Schedule 4.10(k), neither Synquest nor any ERISA Affiliate of Synquest has maintained, and neither now maintains, a Synquest Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA and Code Section 4980B.

                   (l) Except as set forth on Synquest Disclosure Schedule 4.10(l), the execution of this Agreement, the Synquest Shareholder Approval or the consummation of the Merger and the other transactions contemplated by this Agreement will not (i) entitle any current or former employee (or any spouse, dependent or other family member of such employee) of Synquest or any ERISA Affiliate of Synquest to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of Synquest, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee (or any spouse, dependent or other family member of such employee).

                   (m)   All Synquest Benefit Plans subject to Section 4980B of the Code, as amended from time to time, or Part 6 of Title I of ERISA or both have been maintained in good faith compliance with the requirements of such laws and any regulations (proposed or otherwise) issued thereunder.

                   (n)    No liability to the PBGC has been incurred as of the Closing by Synquest or any ERISA Affiliate of Synquest, except for PBGC insurance premiums, and all such insurance premiums incurred or accrued up to and including the Closing have been timely paid.

                   (o)    Neither Synquest nor any ERISA Affiliate of Synquest maintains or has maintained, has contributed to or has been required to contribute to, a multi-employer plan (as defined in Section 3(37) of ERISA). No amount is due or owing from Synquest on account of a multi-employer plan (as defined in Section 3(37) of ERISA) on account of any withdrawal therefrom.

                   (p)    All annual reports (as described in Section 103 of ERISA) and all Forms 5500 relating to the applicable provisions of the Code required to be filed in connection with one or more of the Synquest Benefit Plans have been timely and properly filed in accordance with Applicable Laws.

          4.11.    Compliance with Applicable Laws. Except as set forth in Synquest Disclosure Schedule 4.11, Synquest and each of its Subsidiaries, and to the Knowledge of Synquest, its employees and the Synquest Subsidiary employees, hold all Licenses necessary for the lawful conduct of its or their business for Synquest, except where the failure to hold any License would not, individually or in the aggregate, have a Material Adverse Effect on Synquest. No proceeding is pending or, to Synquest’s Knowledge, threatened seeking the revocation or suspension of any License. Synquest and each of the Synquest Subsidiaries are and have been in compliance in all respects with all Applicable Laws, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on Synquest. No action, demand, requirement or investigation by any Governmental Authority and no outstanding order, writ, injunction, or decree of any Governmental Authority is pending or, to Synquest’s Knowledge, threatened, against Synquest or any Synquest Subsidiary affecting, involving, or relating to their business or assets. The Merger, in and of itself, would not cause the revocation or cancellation of any License that individually or in the aggregate would have a Material Adverse Effect on Synquest.

          4.12.    Certain Contracts.

                   (a)    Synquest Disclosure Schedule 4.12 lists the following written agreements (collectively, the “Synquest Material Contracts”) to which Synquest or any Synquest Subsidiary is a party or by which Synquest or any Synquest Subsidiary or any of its or their respective properties or assets is bound:

(i) all written agreements that involve an actual or potential obligation or commitment whether liquidated or contingent of more than $25,000 individually or $50,000 in the aggregate or which have a fixed term extending more than 12 months from the date of this Agreement (there being no oral agreements of this kind);

(ii) all active joint venture, sales agency, sales representative or distributorship, broker, franchise, license or similar agreements;

(iii) all leases relating to real property or to other material assets used in Synquest’s business;

(iv) all notes, bonds, mortgages, security agreements, and other agreements and instruments for or relating to any lending or borrowing by Synquest or any Synquest Subsidiary in any amount (exclusive of advances to employees for expenses and trade payables incurred in the ordinary course of business);

(v) all non-competition or similar agreements or obligations which materially limit or which could materially limit Synquest or any Synquest Subsidiary from engaging in any business in any location or from competing with any other Person;

(vi) all powers of attorney, guarantees, suretyships or similar agreements; and

(vii) all other written agreements the breach of or default under which could have a Material Adverse Effect on Synquest.

                   (b)    Each of the Synquest Material Contracts is valid, binding and enforceable on the parties thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                   (c)    Except as disclosed in Synquest Disclosure Schedule 4.12(c), the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Synquest to any officer, employee, director, consultant or other person. Synquest Disclosure Schedule 4.12(c) sets forth true and correct copies of all written severance or employment agreements with officers, employees, directors, agents, consultants and other persons to which Synquest is a party. Except as set forth on Synquest Disclosure Schedule 4.12(c), Synquest is not a party to any oral agreements of the kind referred to in the preceding sentence.

                   (d)    Except as disclosed in Synquest Disclosure Schedule 4.12(d), no agreement or understanding exists to which Synquest is a party or by which Synquest or any of the Synquest Subsidiaries is bound which purports to limit the manner in which, or the localities in which, any portion of the business of Synquest is or may be conducted.

                   (e)    Except as disclosed in Synquest Disclosure Schedule 4.12(e), neither Synquest nor any Synquest Subsidiary nor, to Synquest’s Knowledge, any other party thereto, is in breach or default under any of the Synquest Material Contracts to which Synquest or any Synquest Subsidiary is a party or to which Synquest, any Synquest Subsidiary or its or their properties is bound; no event has occurred (and, to Synquest’s Knowledge, no event is imminent) which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a breach or default thereunder entitling any party to terminate a Synquest Material Contract or other such agreement; and the continuation, validity and effectiveness of all such Synquest Material Contracts and agreements under the current terms thereof and the current rights and obligations of Synquest or any Synquest Subsidiary thereunder will in no way be affected, altered or impaired by the consummation of the transactions contemplated by this Agreement.

          4.13.    Properties and Insurance.

                   (a)    Except as disclosed in the Synquest Financial Statements or in Synquest Disclosure Schedule 4.13(a), Synquest and the Synquest Subsidiaries have all necessary right, title and interest in and to and, as to owned real property, marketable title to, all assets and properties, whether real or personal, tangible or intangible, reflected in the Synquest Financial Statements as of the Synquest Balance Sheet Date or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business since such date), subject to no Liens except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith; (ii) such Liens and title imperfections that do not in the aggregate have a Material Adverse Effect on Synquest; (iii) statutory liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons for labor, materials, supplies, or rentals, if any; (iv) Liens resulting from deposits made in connection with workers’ compensation, unemployment insurance, social security and like laws; and (v) Liens of banks and financial institutions with respect to funds on deposit therewith or other property in possession thereof. Except as set forth in Synquest Disclosure Schedule 4.13(a), all of the personal property of Synquest is in the possession and under the control of Synquest. Synquest and the Synquest Subsidiaries, as lessee, have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by Synquest and the Synquest Subsidiaries as currently occupied, used, possessed and controlled by Synquest and the Synquest Subsidiaries or necessary in the operation of its or their business as currently conducted. Synquest Disclosure Schedule 4.13(a) lists all real property owned by Synquest and all real property leased or occupied by Synquest in connection with which Synquest pays $5,000 or more per month for its leasehold or license interest.

                   (b)    The business operations and all insurable properties and assets of Synquest and the Synquest Subsidiaries are insured for its or their benefit against all risks which, consistent with industry practice, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are consistent with industry practice. Certificates of insurance and bonds and self-insurance arrangements with respect to all such insurable properties and assets are attached hereto as Synquest Disclosure Schedule 4.13(b). Neither Synquest nor any of the Synquest Subsidiaries has received any written notice of cancellation or written notice of a material amendment of any such insurance policy or bond, and Synquest and the Synquest Subsidiaries are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                   (c)    No person other than Synquest and the Synquest Subsidiaries are currently entitled to possession of or other right to any of the properties of Synquest and the Synquest Subsidiaries, whether owned or leased by Synquest or any of the Synquest Subsidiaries. The real property, buildings, structures and improvements owned or leased by Synquest and the Synquest Subsidiaries conform in all material respects to all Applicable Laws, including zoning regulations, none of which would upon consummation of the transactions contemplated by this Agreement materially and adversely interfere with the use of such properties, buildings, structures or improvements for the purposes for which they are now utilized. The properties and assets owned or leased by Synquest and the Synquest Subsidiaries are adequate for the conduct of its and their business as currently conducted and are in good repair and operating condition, normal wear and tear excepted. The properties and assets owned or leased by Synquest and the Synquest Subsidiaries constitute all of the property and assets that Synquest and the Synquest Subsidiaries use or may reasonably need in connection with the operation of its or their business as currently conducted.

          4.14.    Environmental Matters.

                   (a) The operations of Synquest and the Synquest Subsidiaries comply, and have complied, in all respects with all applicable Environmental Laws.

                   (b) Synquest and the Synquest Subsidiaries have obtained all environmental, health and safety Licenses and other authorizations necessary for the operation of its and their business, all of which are valid and in good standing and are not subject to any modification or revocation proceeding, and Synquest and the Synquest Subsidiaries are in compliance in all respects with all terms and conditions thereof.

                   (c) Synquest has not received any written notice of any pending or threatened investigation, proceeding or claim to the effect that Synquest is or may be liable to any person or entity, or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, as a result of noncompliance with any Environmental Laws, and there is no past or present action, activity, condition or circumstance that could be expected to give rise to any such liability on the part of Synquest to any person or entity or for any such cleanup costs.

          4.15.   Intellectual Property Rights.

                   (a)    Synquest Intellectual Property. All patents, patent rights, trademarks, trade names, service marks, Internet domain names, copyrights and any renewal rights therefor, mask works, schematics, technology, trade secrets, know-how, computer software programs or applications (in both source and object code form) and other proprietary, intellectual property rights and computer programs (“Synquest Software Programs”), technical documentation of the Synquest Software Programs (“Synquest Technical Documentation”), registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that are or have been used in (including, without limitation, in the development of) Synquest’s products, technology or Synquest Software Programs (i) currently being manufactured, published or marketed by Synquest, or (ii) currently under development for possible future manufacturing, publication, marketing or other use by Synquest are hereinafter referred to as the “Synquest Intellectual Property.”

                   (b)    Applications and Registrations. Synquest Disclosure Schedule 4.15(b) contains a true and complete list of all of Synquest’s patents, patent rights, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet domain name applications, unregistered copyrights and copyright registrations and applications made or taken pursuant to federal, state, local and foreign laws by Synquest to protect its interests in the Synquest Intellectual Property.

                   (c)    Rights to Synquest Intellectual Property. The Synquest Intellectual Property consists solely of items and rights which are (i) owned by Synquest or (ii) rightfully used by Synquest and its successors pursuant to valid licenses. Synquest has all rights in the Synquest Intellectual Property necessary to carry out Synquest’s current, former and anticipated activities (except that in order to conduct its business as reasonably foreseeable in the future, Synquest may be required to license from third parties additional software for distribution directly or indirectly to customers or for development purposes); provided, however, that, with respect to third-party software applications licensed by Synquest (“Synquest Third-Party Software”), the foregoing shall apply only to Synquest’s Knowledge. Subsequent to the Merger, the Surviving Corporation’s use of any Synquest Intellectual Property which is material to the conduct of the business of Synquest, taken as a whole, will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the intellectual property rights of any other Person.

                   (d)    Third-Party Claims. Synquest has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights or other proprietary information of any other Person, except for any such interference, infringement, misappropriation or other conflict which is not reasonably likely, individually or in the aggregate, to have a Material

Adverse Effect on Synquest. Except as set forth on Synquest Disclosure Schedule 4.15(d), no claims (i) challenging the validity, effectiveness or ownership by Synquest of any of the Synquest Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights by Synquest in any product, work, technology or process as now used or offered or proposed for use (as set forth in Synquest’s current, written business plan), licensing, sublicensing or sale by Synquest, infringes on any intellectual property or other proprietary right of any person have been asserted or, to the Knowledge of Synquest, are threatened by any person, nor are there any valid grounds for any bona fide claim of any such kind; provided that with respect to the Synquest Third-Party Software, the foregoing shall apply only to Synquest’s Knowledge. All registered, granted or issued patents, trademarks, Internet domain names and copyrights (registered and unregistered) held by Synquest are valid, enforceable and subsisting. To Synquest’s Knowledge, there is no unauthorized use, infringement or misappropriation of any of the Synquest Intellectual Property by any third party, employee or former employee.

                   (e)    Royalties. Except as set forth on Synquest Disclosure Schedule 4.15(e), there are no royalties, fees or other payments payable by Synquest to any Person by reason of the ownership, development, use, license, sale or disposition of the Synquest Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

                   (f)     Personnel. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Synquest Intellectual Property on behalf of Synquest either (i) have been a party to a “work-for-hire” arrangement or agreements with Synquest in accordance with applicable national and state law that has accorded Synquest full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of Synquest as assignee that have conveyed to Synquest effective and exclusive ownership of all tangible and intangible property thereby arising.

                   (g)    Synquest Software Programs. Synquest Disclosure Schedule 4.15(g) contains a true and complete list of all of the Synquest Software Programs, including Synquest Third-Party Software. Except as disclosed on Synquest Disclosure Schedule 4.15(g), Synquest owns full and unencumbered right and good, valid and marketable title to the Synquest Software Programs, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind.

                   (h)    Protection. Except as set forth on Synquest Disclosure Schedule 4.15(h), the source code and source code documentation relating to the Synquest Software Programs (i) have at all times been maintained in confidence reasonably consistent with its nature and appropriate business use, (ii) have been disclosed by Synquest only to employees who have had a “need to know” the contents thereof in connection with the performance of their duties to Synquest and who have executed appropriate nondisclosure agreements, and (iii) except as set forth on Synquest Disclosure Schedule 4.15(h), have not been disclosed to any third party.

                   (i)     Integrity. Except with respect to demonstration or trial copies and except as set forth on Synquest Disclosure Schedule 4.15(i), no portion of any Synquest Software Program as of the date of this Agreement contains, nor will Synquest introduce, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access; to disable or erase software earlier than the end of any applicable license term, hardware, or data; or to perform any other such actions.

          4.16.   Proprietary Information.

                   (a)    Synquest has taken in the past and will take in the future reasonable security measures to protect the secrecy, confidentiality and value of all of the Synquest Intellectual Property, including, but not limited to, its trade secrets, know-how, inventions, prototypes, designs, processes, and technical data important to the conduct of its business.

                   (b)    Except as set forth on Synquest Disclosure Schedule 4.16(b), each Key Employee of Synquest has executed an appropriate non-disclosure and confidentiality agreement, sufficient to provide recourse in the event of unauthorized disclosure and sufficient to transfer and assign any rights of such persons in the Synquest Software Programs to Synquest. Except as set forth on Synquest Disclosure Schedule 4.16(b), each consultant to and each employee of Synquest, if any, who has authored any Synquest Intellectual Property has executed a confidentiality agreement restricting the disclosure of proprietary information of Synquest, and has executed an appropriate developments agreement sufficient to transfer and assign any rights of such persons in the Synquest Intellectual Property to Synquest. Synquest, after reasonable investigation, is not aware that any of its employees, officers or consultants is in violation thereof of any item that would have a Material Adverse Effect on Synquest, and Synquest will use its best efforts to prevent any such violation.

          4.17.   Absence of Certain Agreements and Practices.

                   (a)    Except as set forth in Synquest Disclosure Schedule 4.17 or in connection with customary transactions in the ordinary course of business, no present or former Affiliate or stockholder of Synquest or any of the Synquest Subsidiaries:

(i) owes money to Synquest or any of the Synquest Subsidiaries;

(ii) has any claim (as defined in Section 101 of the U.S. Bankruptcy Code) or other right or cause of action against Synquest or any of the Synquest Subsidiaries;

(iii) has any interest in any property or assets used by Synquest or any of the Synquest Subsidiaries in their business;

(iv) has any benefits that are contingent on the transactions contemplated by this Agreement, other than as stated in this Agreement;

(v) has any agreement with Synquest or any of the Synquest Subsidiaries that is not terminable by Synquest or any of the Synquest Subsidiaries without penalty or notice;

(vi) has any agreement providing severance benefits or other benefits, which are conditioned upon the termination of employment after a change of control regardless of the reason for such termination of employment; or

(vii) has any agreement or plan, any of the benefits of which will be increased, vested or accelerated by the occurrence of any of the transactions contemplated by this Agreement.

                   (b)    Neither Synquest, nor any of the Synquest Subsidiaries, nor to Synquest’s Knowledge, their directors, officers, agents, affiliates or employees, nor any other Person acting on behalf of Synquest or the Synquest Subsidiaries, has (i) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of Synquest or the Synquest Subsidiaries, (ii) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures, relating to political activities to government officials or others in violation of any Applicable Laws, or (iii) received any unlawful contributions, payments, gifts or expenditures in connection with the business of Synquest or the Synquest Subsidiaries.

          4.18.   Major Vendors and Customers. Synquest Disclosure Schedule 4.18 sets forth a list of each licensor, developer, remarketer, distributor and supplier of property or services to, and each licensee, end-user or customer of, Synquest and the Synquest Subsidiaries, to whom Synquest or the Synquest Subsidiaries paid or billed in the aggregate in excess of $10,000 from January 1, 2002, through the Synquest Balance Sheet Date.

          4.19.   Accounts Receivable. Synquest Disclosure Schedule 4.19 sets forth the accounts receivable of Synquest and the Synquest Subsidiaries as of the Synquest Balance Sheet Date, as reflected in the Synquest Financial Statements as of that date, together with an aging of these accounts. These accounts receivables arose from, and all accounts receivable of Synquest and the Synquest Subsidiaries created after that date arose from, valid transactions in the ordinary course of business. Except as disclosed on Synquest Disclosure Schedule 4.19, these accounts receivable will be good and collectible at the recorded amounts thereof, net of the respective reserves shown in the Synquest Financial Statements (which reserves are adequate and calculated consistent with past practice). There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any contract, with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable.

          4.20.   Solvency. Neither Synquest nor any of the Synquest Subsidiaries has been a party to any bankruptcy, insolvency or similar proceeding, whether voluntary or involuntary, and no receiver, trustee or other similar party has been appointed with respect to Synquest or any of the Synquest Subsidiaries or any of their assets.

          4.21.   Combinations Involving Synquest. All mergers, consolidations or other business combinations involving Synquest and the present or former Synquest Subsidiaries, and all liquidations, purchases or other transactions by which Synquest and the Synquest Subsidiaries acquired any of their business and property were conducted in all material respects in accordance with applicable certificates of incorporation, bylaws, any other applicable agreements, instruments and documents and Applicable Laws.

          4.22.   Labor Relations. Except as disclosed on Synquest Disclosure Schedule 4.22, Synquest and the Synquest Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and are not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice or discrimination charge pending before the EEOC or any EEOC recognized state “referral agency.” There is no unfair labor practice charge or complaint against Synquest or any of the Synquest Subsidiaries pending before the NLRB. There is no labor strike, dispute, slowdown or stoppage actually pending or, to Synquest’s Knowledge, threatened against or involving or affecting Synquest or the Synquest Subsidiaries and no NLRB representation question exists respecting any of its employees. No grievance, complaint, citation, investigation or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement or other labor union contract that is binding on Synquest or any of the Synquest Subsidiaries. Except as disclosed on Synquest Disclosure Schedule 4.22, there are no contracts or agreements of Tilion which provide for or guaranty any employee of Tilion a specific term of employment.

          4.23.   No Prior Convictions. No executive officer or director of Synquest or any Synquest Subsidiary has been convicted of, or has any action pending pertaining to, a crime involving fraud, embezzlement or theft or any similar crime.

          4.24.   Board of Directors Action. The Board of Directors of Synquest has (a) determined that this Agreement and the Merger are advisable as contemplated under Section 14-2-1103 of the GBCC and in the best interests of Synquest and its shareholders, (b) resolved to recommend the approval of this Agreement and the Merger by the Synquest shareholders and directed that the Merger be submitted for consideration by the holders of Synquest capital stock.

          4.25.   Voting Requirements. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of Synquest capital stock voting as a single class, voting at a Synquest shareholders’ meeting to approve this Agreement and the transactions contemplated hereby (the “Synquest Shareholder Approval”) is the only vote or corporate approval (other than as set forth in Section 4.3 of this Agreement) necessary to approve and adopt this Agreement and the transactions contemplated hereby.

          4.26.   Voting Agreement. Concurrently with the execution of this Agreement, the persons listed on Synquest Disclosure Schedule 4.26 have executed a legal, valid, binding and enforceable Voting Agreement substantially in the form attached hereto as Exhibit D (the “Synquest Stockholder Voting Agreement”).

          4.27.   Viewlocity Merger Agreement. Concurrently with the execution of this Agreement, Synquest has entered into the Viewlocity Merger Agreement.

          4.28.   Stockholder Rights Agreement. Neither Synquest nor any Synquest Subsidiary has entered into a shareholder rights agreement, “poison pill,” “shark repellent” or similar agreement that would have the effect of materially altering the capitalization of Synquest or any Synquest Subsidiary in connection with Synquest’s execution of this Agreement or Synquest’s consummation of the transactions contemplated hereby.

          4.29.   Shareholders Agreement. Concurrently with the execution of this Agreement, Synquest has executed the Shareholders Rights Agreement substantially in the form attached hereto as Exhibit E (the “Shareholders Agreement”).

          4.30.   Additional Investment. Concurrently with the execution of this Agreement, Synquest has entered into the Stock Purchase Agreement with the Investors, substantially in the form of Exhibit F hereto and pursuant to which the Investors have agreed to acquire shares of Synquest Series A Preferred Stock at the Series A Preferred Stock Purchase Price in an aggregate amount of up to $17 million immediately following the Closing (the “Additional Investment”).

          4.31.   Line of Credit. Synquest has in place a line of credit of up to $3,000,000 with Warburg Pincus which expires December 31, 2002 (the “Warburg Line of Credit”). Synquest is in compliance with all representations, warranties, covenants and conditions to the Warburg Line of Credit. Other than as permitted by Section 5.21, Synquest has not amended or modified the Warburg Line of Credit in any respect since June 30, 2002.

          4.32.   Nasdaq Stock Market Listing. Synquest Common Stock is listed on the Nasdaq SmallCap Market under the symbol “SYNQ.” On August 14, 2002, Synquest received notification from Nasdaq that it was no longer in compliance with Nasdaq listing requirements and that Nasdaq was commencing the delisting process. Synquest is appealing such Nasdaq determination pursuant to the appeal process provided in the NASD Marketplace Rules.

          4.33.   Disclosure. No representation or warranty by Synquest contained in this Agreement, nor any certificate furnished or to be furnished by Synquest to Tilion or their representatives pursuant to the terms of this Agreement, taken together and not individually, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

ARTICLE V

COVENANTS OF THE PARTIES

          5.1.    Access and Investigation. Subject to the Confidentiality Agreement, for the sole purpose of the Merger, between the date of this Agreement and the Closing Date, each of Synquest and Tilion will, and will cause their respective directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (collectively, “Advisors”) to, (a) afford the other party and its Advisors reasonable access to personnel, properties, customers, contracts, books and records, and other documents and data, (b) furnish such party and its Advisors with copies of all such contracts, books and records, and other existing documents and data as they may reasonably request, and (c) furnish such party and its Advisors with such additional financial, operating, and other data and information as they may reasonably request;

provided, however, that no investigation pursuant to this Section 5.1 shall limit or otherwise affect any representation or warranty given by Synquest or Tilion hereunder.

          5.2.    Conduct of Business by Tilion and Synquest. Tilion and Synquest agree that during the period from the date of this Agreement to the Effective Time, Tilion shall be engaged in the Tilion Business Discontinuance. Tilion and Synquest further agree that the Tilion Business Discontinuance will not contravene or result in a breach of any other provision of this Article V. During the period from the date of this Agreement to the Effective Time, each of Synquest and Tilion shall carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (i) as expressly contemplated by this Agreement; (ii) as consented to in writing by an authorized representative of Tilion or Synquest, as the case may be, (iii) as set forth in Schedule 5.2 or (iii) as contemplated by the Viewlocity Merger or the Additional Investment, each of Synquest and Tilion shall not:

                   (a)    declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock; (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                   (b)    issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Tilion Capital Stock or Synquest Capital Stock upon the exercise of Tilion stock options or warrants outstanding as of the date hereof or Synquest stock options or warrants outstanding as of the date hereof, as the case may be, in accordance with their terms on the date hereof);

                   (c)    amend or otherwise modify the Certificate of Incorporation or the Synquest Articles of Incorporation, the Tilion or Synquest Bylaws, or other comparable organizational documents;

                   (d)    except as otherwise agreed to in writing by the parties and except with respect to the Viewlocity Merger, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person, in a single transaction or series of transactions in which the aggregate consideration is $25,000 or greater;

                   (e)    except, with respect to Synquest only, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations) in a single transaction or series of transactions in which the aggregate consideration is $10,000 or greater, other than in the ordinary course of business consistent with past practice;

                   (f)     incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice; or make any loans, advances or capital contributions to, or investments in, any other Person; provided, however, that the Warburg Line of Credit may be amended as provided in Section 5.21.

                   (g)    pay, loan or advance (other than payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business and other than as may be required by any agreement in effect as of the date hereof) an amount in excess of $1,000 to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to or enter into any material contract with, any of its officers or directors or any Affiliate or “associate” of its officers and directors (as such terms are defined in Rule 405 promulgated under the Securities Act);

                   (h)    make or agree to make any new capital expenditure or expenditures in excess of $5,000;

                   (i)     make any tax election that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of Tilion or Synquest, as applicable, or settle or compromise any material tax liability;

                   (j)     pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the Tilion Financial Statements or Synquest Financial Statements, as the case may be, or incurred since the date of such financial statements, or waive the benefits of, or agree to modify in any manner, any standstill or similar agreement to which Tilion or Synquest is a party;

                   (k)    adopt or amend any benefit plan or stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice;

                   (l)     make any significant change in the accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in statutory accounting rules or U.S. GAAP;

                   (m)   take any action or fail to take any action that would cause the representations and warranties set forth in Sections 3.1 or 4.1, as the case may be, to no longer be true and correct; or

                   (n)    authorize, commit or agree to take, any of the foregoing actions.

          5.3.    Negative Covenants. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Synquest will not, without the prior consent of Tilion, which consent will not be unreasonably withheld, take any affirmative action, or fail to take any reasonable action within its control, as a result of which, to such Knowledge of Synquest, any of the changes or events listed in Section 4.7 is likely to occur.

          5.4.    Required Approvals. As promptly as practicable after the date of this Agreement, Tilion will make all filings required by Applicable Law to be made by it in order to consummate the Merger. Between the date of this Agreement and the Closing Date, Tilion will (a) reasonably cooperate with Synquest with respect to all filings that Synquest elects to make or is required by Applicable Law to make in connection with the Merger, including the Proxy Statement, and (b) reasonably cooperate with Synquest in obtaining all consents to be obtained by Synquest.

          5.5.    Advice of Changes. Synquest and Tilion shall promptly advise the other party orally and in writing to the extent it has Knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect; or (ii) the failure of it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; and (iii) any change or event having, or which is reasonably likely to have, a Material Adverse Effect on such party or on the truth of their respective representations and warranties or the ability of the covenants set forth in this Article V to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

          5.6.    Synquest Special Meeting; Proxy Statement.

          As soon as reasonably practicable following the execution of this Agreement, Synquest shall:

                   (a)    duly call, give notice of, convene and hold a Special Meeting of Shareholders (the “Synquest Special Meeting”) for the purpose of considering and taking action upon this Agreement, the Merger, the Viewlocity Merger Agreement, the Viewlocity Merger, the Stock Purchase Agreement and the Additional Investment and the transactions and other matters contemplated hereby and thereby; and

                   (b)    prepare and file with the SEC, with the assistance of Tilion, the Proxy Statement in accordance with the Exchange Act, with respect to the Synquest Special Meeting. If at any time prior to the Effective Time any information relating to Tilion or Synquest, or any of their respective affiliates, officers or directors, should be discovered by Tilion or Synquest which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Tilion and Synquest.

Synquest shall use its best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement, and to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date after approval by the SEC.

          5.7.    No Negotiation. Except with respect to the Viewlocity Merger and the Additional Investment, each party agrees that during the term of this Agreement, it shall not, and shall not authorize or permit any of its directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving such party, or acquisition or sale of any capital stock (other than upon exercise of outstanding options) or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of such party, or any combination of the foregoing, or negotiate, explore or otherwise engage in discussions with any Person other than the other party to this Agreement or its directors, officers, employees, agents and representatives, with respect to any such transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger. This Section 5.7 shall not prohibit accurate disclosure by Synquest that is required in any SEC Report (including the Proxy Statement) or otherwise under applicable law.

          5.8.    Financial Information. Between the date of this Agreement and the Closing Date, each party will furnish to the other party as soon as practicable at the end of each fiscal month, but in no event later than fifteen (15) days after the end of each fiscal month, unaudited consolidated balance sheets of such party and its subsidiaries as of the end of such month, and unaudited consolidated statements of income and cash flow of such party and its subsidiaries for each such month, with such statements accompanied by a brief narrative description of such party’s business activities and financial results during said month prepared by its Chief Financial Officer.

          5.9.    Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the respective Board of Directors of Synquest and Tilion each shall (1) use commercially reasonable efforts to take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement; and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, use commercially reasonable efforts to take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, neither Synquest nor any of its Affiliates, nor Tilion nor any of its Affiliates, shall be required to make proposals, execute or carry out agreements or submit to orders (i) providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets or lines of business of Synquest, any of its Affiliates, or Tilion, or any of its Affiliates, or the holding separate of the shares of Tilion Capital Stock or (ii) imposing or seeking to impose any limitation on the ability of the Surviving Corporation or its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Tilion.

          5.10.   Board of Directors. Effective at or immediately prior to the Effective Time, the Board of Directors of Synquest shall take all requisite corporate action necessary (including any necessary amendments of the Bylaws of Synquest) to implement the provisions of this Section 5.10 and to cause the full Board of Directors of Synquest, at and immediately after the Effective Time, to consist of the directors set forth on Schedule 5.10 (the “Synquest Initial Directors”). If any of the individuals named on Schedule 5.10 is unable or unwilling to serve, such individual or individuals shall be replaced by an individual or individuals designated by the Board of Directors of Synquest. Notwithstanding the foregoing, if the Nasdaq SmallCap Market listing requirements, including provisions enacted subsequent to the date of this Agreement, require that the Board of Directors of Synquest consist of a majority of independent directors, the parties hereto will comply with such requirement in accordance with the terms of the Shareholders Agreement.

          5.11.   Management of the Surviving Corporation. Effective at or immediately prior to the Effective Time, the Board of Directors of Synquest shall take all action necessary (including any necessary amendments of the Bylaws of Synquest and the obtaining of any necessary resignations by officers of Synquest) to implement the provisions of this Section 5.11 and to cause the persons set forth on Schedule 5.11 to be appointed to the offices of the Surviving Corporation indicated immediately following the Effective Time. Following the Effective Time, any vacancy among the officers of the Surviving Corporation shall be filled in accordance with the Bylaws of Synquest. Joseph Trino will facilitate the transition of the management of the Surviving Corporation.

          5.12.   Nasdaq SmallCap Market Listing.

                   (a)    Synquest shall use its best efforts to continue to be listed on the Nasdaq SmallCap Market at all times.

                   (b)    As promptly as practicable following the date hereof, Synquest will apply to the Nasdaq Smallcap Market to list the shares of Common Stock of Synquest into which the Series A Preferred Stock issued in connection with the Merger and the Additional Investment may be converted, and Synquest will use its best efforts to cause such shares to be listed on the Nasdaq Smallcap Market as promptly thereafter as practicable.

          5.13.   Reservation of Common Stock. Synquest shall reserve and maintain a sufficient number of shares of Common Stock for issuance upon the conversion of all the shares of Series A Preferred Stock to be issued in connection with the Merger and the Additional Investment.

          5.14.   Stock Options and Employee Benefits. Tilion shall take all actions necessary to cancel all outstanding Tilion stock options and terminate all Tilion Benefit Plans as of the Effective Time.

          5.15.   Steering Committee. Upon the execution and delivery of this Agreement, Synquest and Tilion shall establish a committee (the “Steering Committee”) for the purpose of, to the extent permitted by applicable laws, facilitating the full exchange of information concerning the business, operations, capital spending, budgets and financial results of Synquest and Tilion between the date of this Agreement and the Closing Date and otherwise facilitating the efficient transition and combination of the respective businesses of Synquest and Tilion as promptly as practicable following the Closing. The Steering Committee at all times shall consist of two individuals to be designated from time to time by the Chairman of the Board of Directors of Synquest and two individuals to be designated from time to time by the Chairman of the Board of Directors of Tilion. All material decisions of the Steering Committee, which shall be dissolved as of the Closing, shall be mutually agreed upon by Synquest and Tilion.

          5.16.   Public Announcements. Synquest and Tilion will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as Synquest may determine is required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or trading system or either party may determine is required by court order.

          5.17.   Stockholder Litigation. Tilion shall give Synquest the opportunity to participate in the defense or settlement of any stockholder litigation against Tilion and its directors relating to the transactions contemplated by this Agreement.

          5.18.   Directors’ and Officers’ Insurance. For not less than six (6) years from the Effective Time, Synquest shall cause to be maintained in effect (i) in respect of the current and former directors, officers, employees and agents of Tilion or any Tilion Subsidiary, directors’ and officers’ liability insurance policies of at least the same coverage, and containing terms and conditions which are no less advantageous to the directors, officers, employees and agents covered thereby, as those policies in effect on the date hereof with respect to the directors and officers, employees and agents of Tilion and (ii) in respect of the current and former directors, officers, employees and agents of Synquest or any Synquest Subsidiary, directors’ and officers’ liability insurance policies of at least the same coverage, and containing terms and conditions which are no less advantageous to the directors, officers, employees and agents who are covered thereby, as those policies in effect on the date hereof with respect to the directors, officers, employees and agents of Synquest.

          5.19.    Lock-Up Agreement. Synquest shall use its commercially reasonable efforts to deliver to Tilion Lock-Up Agreements substantially in the form of Exhibit G from (i) each of the stockholders of Viewlocity receiving shares of Common Stock of Synquest pursuant to the Viewlocity Merger and each person beneficially holding five percent (5%) or more of the Common Stock of Synquest immediately prior to the consummation of the Merger and the Viewlocity Merger, including Warburg Pincus, providing for a lock-up period of twelve (12) months from the Effective Time; and (ii) each pre-transaction and post-transaction director and executive officer of Synquest holding shares Common Stock of Synquest on the Closing Date, providing for a lock-up period of ninety (90) days from the Effective Time.

          5.20.   Amendment to Certificate of Incorporation. Tilion shall use its reasonable efforts to have the Certificate of Incorporation of Tilion amended to reflect the allocation of the Merger Consideration among the holders of Capital Stock of Tilion pursuant to Section 2.1 of this Agreement.

          5.21.   Amendments to Warburg Line of Credit. Synquest will not amend the Warburg Line of Credit in any material respect without the prior written consent of Tilion, provided, Synquest and Warburg may amend the Warburg Line of Credit, without the prior consent of Tilion, or may enter into other bridge financing arrangements with another investor acceptable to Tilion, so that, on or after November 1, 2002, Warburg or such other investor may extend up to an additional $2,000,000 to Synquest on substantially the same terms as the Warburg Line of Credit (the “Additional Extension”). Synquest will not repay any portion of the Additional Extension prior to the first anniversary of the Closing. Following the first anniversary of the Closing, Synquest may repay up to $1,000,000 of the Additional Extension to Warburg or such other investor (if required), and following the second anniversary of the Closing, Synquest may repay any remaining indebtedness under the Additional Extension. Warburg or such other investor may elect, in its sole discretion, to convert any portion of the Additional Extension into one share of Series A Preferred Stock for each $2.50 of such Additional Extension. Such conversion shall be governed by the provisions of the Stock Purchase Agreement applicable to the Warburg Line of Credit. Synquest may, prior to Closing, repay to Warburg draws made under the Warburg Line of Credit, provided that, such repayment would not impair the ability of Synquest to continue to operate its business in the ordinary course and would not otherwise result in a breach of the covenants in this Article V (other than covenants that would restrict the repayment of debt to any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934).

ARTICLE VI

CONDITIONS PRECEDENT TO EACH PARTY’S OBLIGATION TO CLOSE

          The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          6.1.    Governmental Approvals. All consents, approvals or orders of authorization of, or actions by any Governmental Authorities shall have been obtained, and all registrations, declarations or filings with any Governmental Authorities shall have been made, except in each case for those the failure of which to obtain or make, individually or in the aggregate, are not reasonable likely to have a Material Adverse Effect on Tilion or Synquest, as applicable.

          6.2.    Required Third-Party Consents. All necessary consents, approvals or waivers from third parties to the Merger or the transactions contemplated hereby shall have been obtained, except for those the failure of which to obtain, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

          6.3.    No Litigation. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect enjoining or otherwise prohibiting the consummation of the Merger or which otherwise is reasonably likely to have a Material Adverse Effect on Tilion or Synquest.

ARTICLE VII

CONDITIONS PRECEDENT TO SYNQUEST OBLIGATION TO CLOSE

          The obligation of Synquest to effect the Merger and to take the other actions required to be taken by Synquest at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived by Synquest, in whole or in part.

          7.1.    Accuracy of Representations. The representations and warranties of Tilion qualified as to Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct, except in each case where the failure to be true and correct would not have a Material Adverse Effect on Tilion, in each case as of the Closing Date, as if made at and as of such time, except to the extent expressly made as of an earlier date, in which case as of such date.

          7.2.    Tilion Performance. The covenants and obligations that Tilion is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed or complied with, as applicable, in all material respects or waived in writing by Synquest.

          7.3.    Synquest Shareholder Approval. The Agreement and the Merger shall have been approved by the shareholders of Synquest in accordance with the Articles of Incorporation of Synquest and the GBCC.

          7.4.    Tilion Stockholder Approval. The Agreement and the Merger shall have been approved by the stockholders of Tilion in accordance with Certificate of Incorporation of Tilion and the DGCL.

          7.5.    Additional Documents. Each of the following documents shall have been delivered to Synquest:

                   (a)    The Certificates of Merger duly executed by an officer of Tilion;

                   (b)    An opinion from Bear Stearns that the Merger, the Viewlocity Merger and the Additional Investment are fair to Synquest and its shareholders from a financial point of view, in a form reasonably satisfactory to Speed, and such opinion shall remain in effect as of the Effective Time;

                   (c)    A certificate executed by an executive officer of Tilion to the effect that each of the conditions specified in Sections 7.1, 7.2, 7.4 and 7.6 have been satisfied in all material respects; and

                   (d)    A certificate executed by each of the Chief Executive Officer and the Chief Financial Officer of Tilion, to the effect that the Tilion Financial Statements fairly present in all material respects the consolidated financial position of Tilion and its Subsidiaries and the consolidated results of operations and cash flows as of and for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

          7.6.    Cash of Tilion at Closing. The Closing Date Balance Sheet prepared in accordance with Section 2.5 shall reflect not less than $13,000,000 in cash, net of all known obligations and liabilities reflected thereon.

ARTICLE VIII

CONDITIONS PRECEDENT TO TILION OBLIGATION TO CLOSE

          The obligation of Tilion to effect the Merger and to take the other actions required to be taken by Tilion at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived by Tilion, in whole or in part.

          8.1.    Accuracy of Representations. The representations and warranties of Synquest qualified as to Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct, except in each case where the failure to be true and correct would not have a Material Adverse Effect on Synquest, in each case as of the Closing Date, as if made at and as of such time, except to the extent expressly made as of an earlier date, in which case as of such date.

          8.2.    Synquest’s Performance. The covenants and obligations that Synquest is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects or waived in writing by Tilion.

          8.3.    Tilion Stockholder Approval. The Agreement and the Merger shall have been approved by the stockholders of Tilion in accordance with the Certificate of Incorporation of Tilion and the DGCL.

          8.4.    Consents. Each of the Synquest Approvals must have been obtained and must be in full force and effect.

          8.5.    Additional Documents. Each of the following documents shall have been delivered to Synquest:

                   (a)    The Certificates of Merger duly executed by an officer of Synquest;

                   (b)    A certificate executed by an executive officer of Synquest to the effect that each of the conditions specified in Sections 8.1, 8.2 and 8.4 have been satisfied in all material respects;

                   (c)    Evidence that Synquest has complied with applicable provisions of Section 906 of the Sarbanes-Oxley Act of 2002 through the Closing Date; and

                   (d)    A copy of the certificate of Viewlocity’s Chief Executive Officer and Chief Financial Officer required to be delivered by Viewlocity to Synquest pursuant to Section 7.6(d) of the Viewlocity Merger Agreement.

          8.6.    Series A Stock Purchase Agreement. All conditions precedent to the Closing under the Stock Purchase Agreement, with the exception of the Closing of the Merger, must have been satisfied or waived at the time of the Closing and the Investors, as defined in the Stock Purchase Agreement, thereunder shall have committed to funding at least $10,000,000 of the proposed Aggregate Investment Amount (including any advances treated as a part of any Purchaser’s Investment Amount pursuant to Section 2.1(b) of the Stock Purchase Agreement), as defined in such Stock Purchase Agreement.

          8.7.    Viewlocity Merger. All conditions precedent to the obligations of Synquest to the closing of the Viewlocity Merger as provided in the Viewlocity Merger Agreement must have been satisfied, and the Viewlocity Merger shall close simultaneously with the Closing of the Merger.

          8.8.    Registration Rights Agreement. Synquest shall have executed the Registration Rights Agreement substantially in the form attached hereto as Exhibit H (the “Registration Rights Agreement”).

          8.9.    Opinion. Tilion shall have received an opinion of King & Spalding, counsel for Synquest, dated the Closing Date, addressed to Tilion, in the form attached hereto as Exhibit I.

          8.10.   Liabilities. The Liabilities of Synquest, as of September 30, 2002, may not exceed $9,000,000. Solely for purposes of this Section 8.10, “Liabilities” means (i) the current and long-term liabilities of Synquest, as reflected on the balance sheet of Synquest as of September 30, 2002, prepared in accordance with GAAP (the “September 30 Balance Sheet”), plus (ii) the amount of any remaining lease payments on any non-capitalized leases of Synquest as of September 30, 2002, minus

(iii) the amount of any borrowings of Synquest under the Warburg Line of Credit (including accrued interest) reflected on the September 30 Balance Sheet, minus (iv) the amount of any deferred revenue reflected as a liability on the September 30 Balance Sheet. On or before October 15, 2002, Synquest will deliver to Tilion, a certificate of the Chief Financial Officer of Synquest, confirming that Synquest has (or has not) satisfied the conditions set forth in this Section 8.10, together with a copy of the September 30 Balance Sheet.

          8.11.   Revenue. Synquest and Viewlocity must satisfy at least one of the following two conditions specified in this Section 8.11:

                   (a)    the total Revenue of Synquest and Viewlocity, on a combined basis, must equal or exceed $5,000,000 for the three-month period ending September 30, 2002, or

                   (b)    (i) the total Revenue of Synquest and Viewlocity, on a combined basis, for the three-month period ending September 30, 2002, must equal or exceed $3,800,000, and (ii) as of September 30, 2002, Synquest and Viewlocity must either have signed license agreements with, or still be in active negotiations with, “Qualifying Pipeline Customers”. “Qualifying Pipeline Customers” means pipeline customers identified in Schedule 8.11 (the Synquest/ Viewlocity Pipeline) with aggregate transaction amounts (as reflected on Schedule 8.11 next to the names of those customers) of at least $8,636,000.

                   (c)    On or before October 15, 2002, Synquest will deliver to Tilion, a certificate of the Chief Financial Officer of Synquest, confirming that Synquest has (or has not) satisfied the conditions set forth in this 8.11, together with a copy of the September 30 Income Statements.

Solely for purposes of this Section 8.11, “Revenue” means (i) the combined revenue of Synquest and Viewlocity, as set forth on the respective income statements of Synquest and Viewlocity, for the three month period ending September 30, 2002, in each case, prepared in accordance with GAAP (collectively, the “September 30 Income Statements”), plus (ii) revenue from discontinued operations for the three month period ending September 30, 2002, plus (iii) deferred license fees and deferred implementation service fees (but excluding any deferred maintenance fees) during the quarter ended September 30, 2002.

ARTICLE IX

TERMINATION

          9.1.    Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

                   (a)    By Synquest on the one hand, or Tilion, on the other hand, if a material breach of any provision of this Agreement has been committed by the other party that would have a Material Adverse Effect on the breaching party, which breach could not reasonably be expected to be cured prior to January 31, 2003;

                   (b)    (i) By Synquest if any of the conditions in Article VI or VII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Synquest to comply with its obligations under this Agreement or such other agreement relating to any closing condition) and Synquest has not waived such condition on or before the Closing Date or (ii) by Tilion if any of the conditions in Article VI or VIII (other than the provisions of Sections 8.10 or 8.11) has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Tilion to comply with its obligations under this Agreement or such other agreement relating to any closing condition) and Tilion has not waived such condition on or before the Closing Date;

                   (c)    By mutual consent of Synquest and Tilion;

                   (d)    By either Synquest or Tilion if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement pursuant to this subparagraph (d) to comply fully with its obligations under this Agreement) on or before January 31, 2003, or such later date as the parties may agree upon;

                   (e)    At the election of Tilion, if Synquest has not satisfied the conditions specified in either Section 8.10 or Section 8.11, by providing written notice of its exercise of such termination rights to Synquest within five days following receipt of the certificates provided for in Section 8.10 and Section 8.11, respectively. If Synquest has not received written notice of the exercise of such termination rights within the time period specified in the preceding sentence, then the conditions set forth in Sections 8.10 and 8.11 will be deemed satisfied and the terms of such conditions fulfilled.

          9.2.    Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.2 and 10.3 will survive; provided, however, that if this Agreement is terminated by a party other than pursuant to Section 9.1(c) or (d), the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

          9.3.    Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) subject to the proviso of Section 11.6, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          9.4.    Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.1, or an extension or waiver pursuant to Section 9.3 shall, in order to be effective, require, in the case of Synquest or Tilion, action by its Board of Directors.

ARTICLE X

GENERAL PROVISIONS

          10.1.    Non-Survival of Representations and Warranties. No representations, warranties or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after the Effective Time of the Merger neither Synquest nor Tilion, nor their respective officers or directors, shall have any further obligations with respect thereto, except for the covenants and agreements contained in Articles II and X and in Sections 1.5, 1.6, 1.7, and 5.10, all of which shall survive the Merger.

          10.2.    Expenses. Except as otherwise expressly provided in this Agreement, and provided that the Merger is consummated, Synquest shall pay the expenses of the parties incurred in connection with the preparation, execution and performance of this Agreement and the Merger, including all fees and expenses of agents, representatives, counsel and accountants. In the event of termination of this Agreement or the Merger is not consummated, each party to this Agreement will pay its respective expenses subject to any rights of such party arising from a breach of this Agreement by another party.

          10.3.    Confidentiality. Synquest and Tilion each acknowledges and confirms that (a) it has entered into a Confidentiality Agreement dated as of July 1, 2002 (the “Confidentiality Agreement”), (b) information provided by each party hereto to the other party hereto pursuant to this Agreement is subject to the terms and conditions of the Confidentiality Agreement, and (c) the Confidentiality Agreement is and shall remain in full force and effect in accordance with its terms.

          10.4.    Notices. All notices, requests, claims, demands, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by telecopier (with written confirmation of receipt); provided that a copy is mailed by registered mail, return receipt requested or nationally recognized overnight delivery service; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Synquest:	Synquest, Inc. 3500 Parkway Lane, Suite 555 Norcross, Georgia 30092 Attn: Chief Executive Officer

With a copy to:	King & Spalding 191 Peachtree Street Atlanta, Georgia 30303 Attn: William G. Roche Telephone No.: (404) 572-4936 Facsimile No.: (404) 572-5146

If to Tilion:	Tilion, Inc. 5 Clock Tower Place, Suite 110 Maynard, MA 01754 Attn: Chief Executive Officer

With a copy to:	Ropes & Gray One International Place Boston, MA 02110-2624 Attention: Keith F. Higgins, Esq. Telephone No.: (617) 951-7000 Facsimile No.: (617) 951-7050

          10.5.    Amendment. This Agreement may be amended by the parties hereto by action taken by or their respective Board of Directors at any time prior to the Effective Time; provided, however, that after the approval of the Synquest shareholders or the Tilion stockholders, no amendment may be made, except such amendments that have received the requisite shareholder approval or such amendments as are permitted to be made without shareholder approval under the GBCC and/or the DGCL, as applicable. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          10.6.    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          10.7.    Entire Agreement and Modification. Except for the Confidentiality Agreement, this Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the Merger Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

          10.8.    Assignments, Successors and No Third-Party Rights. Neither party may assign any of its rights or obligations under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement, other than Section 5.17, will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

          10.9.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          10.10.    Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

          10.11.    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

          10.12.    Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Georgia, without regard to conflicts of laws principles.

          10.13.    Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Georgia or in Georgia state court in the event that (i) Tilion or its stockholders initiates such action or (ii) in the event Synquest or its shareholders initiates such action, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Georgia or any Georgia state court in the event that (i) Tilion or its stockholders initiates such action or (ii) Synquest or its shareholders initiates such action in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a

Federal court sitting in the State of Georgia or a Georgia state court in the event that (i) Tilion or its stockholders initiates such action or (ii) Synquest or its shareholders initiates such action.

          10.14.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, Synquest and Tilion have caused this Agreement to be signed and delivered by their respective officers as of the date first above written.

SYNQUEST, INC.

By:	/s/ TIMOTHY M. HARVEY

President

TICKET ACQUISITION CORP.

By:	/s/ JOHN BARTELS

Chief Executive Officer

TILION, INC.

By:	/s/ PETER SHIELDS

President and Chief Executive Officer

TILION REPRESENTATIVE:

/s/ WILLIAM GEARY

William Geary,
Solely with respect to Section 2.5
and in his capacity as Tilion
Representative